UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

QUAKER CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

MEETING DATE

May 8, 2019

QUAKER CHEMICAL CORPORATION

One Quaker Park

901 E. Hector Street

Conshohocken, Pennsylvania 19428

Important Notice of Availability of Proxy Materials for Quaker Chemical Corporation’s 2019 Annual Meeting of Shareholders to be held on May 8, 2019. The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K, including the CEO’s letter to the shareholders, are available at www.proxyvote.com.

Notice of Annual Meeting of Shareholders

TIME:	8:30 A.M., local time, on Wednesday, May 8, 2019

PLACE:	Quaker Chemical Corporation One Quaker Park 901 E. Hector Street Conshohocken, Pennsylvania 19428

ITEMS OF BUSINESS:

(1)   To elect three directors.

(2)  To consider a proposal to approve an Amendment to the Company’s Articles of Incorporation, as amended, to implement a majority voting standard for uncontested elections of directors.

(3)  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report on our financial statements and internal control over financial reporting for 2019.

(4)  To transact any other business properly brought before the meeting.

WHO MAY VOTE:	You can vote at the meeting and any adjournment(s) of the meeting if you were a shareholder of record at the close of business on March 4, 2019.

ANNUAL REPORT:	A copy of our Annual Report on Form 10-K for the year ended December 31, 2018 is enclosed.

It is important that your shares be represented at the meeting. You are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to complete, sign, date and return the enclosed proxy in the envelope we have enclosed for your convenience; no postage is required if mailed in the United States.

By Order of the Board of Directors,

Robert T. Traub

Vice President, General Counsel

and Corporate Secretary

Conshohocken, Pennsylvania

March 29, 2019

Important Notice of Availability of Proxy Materials

for Quaker Chemical Corporation’s 2019 Annual Meeting of Shareholders to be held on May 8, 2019.

The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K,

including the CEO’s letter to the shareholders,

are available at www.proxyvote.com.

2019 Proxy Statement | i

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PROXY STATEMENT

Proxy Statement

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at our 2019 Annual Meeting of Shareholders, and at any and all adjournments of the meeting, for the purpose of considering and acting upon the matters referred to in the accompanying Notice of Annual Meeting of Shareholders and which are discussed below. The Annual Meeting of Shareholders will be held at our headquarters, located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, at 8:30 A.M., local time, on May 8, 2019. The terms “we,” “our,” “us,” the “Company” and “Quaker,” as used in this proxy statement, refer to Quaker Chemical Corporation.

This proxy statement, the accompanying form of proxy and a copy of our Annual Report on Form 10-K for the year ended December 31, 2018 are first being mailed to our shareholders on or about April 3, 2019.

Information Concerning the Annual Meeting

What matters will be voted on at the meeting?

At the meeting, shareholders will vote on three proposals and any other business properly brought before the meeting:

•	Election of three nominees to serve on our Board of Directors;
•	Amendment to our Articles of Incorporation, as amended, to implement a majority voting standard for uncontested elections of directors; and
•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR each of the three nominees named in this proxy statement;
•	FOR approval of an Amendment to the Company’s Articles of Incorporation, as amended; and
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.

Who is entitled to vote?

Shareholders of record as of the close of business on March 4, 2019, the record date for the meeting, are entitled to notice of and to vote at the meeting and any adjournments of the meeting.

How do I cast my vote if I am a shareholder of record?

You can cast your vote:

•	in person, by attending the Annual Meeting of Shareholders;
•	via the Internet, by visiting www.proxyvote.com and following the instructions provided;
•	by telephone, using the toll-free number listed on the proxy card; or
•	by mail, if you mark, sign and date the proxy card enclosed with this proxy statement, and return it in the postage-paid envelope provided.

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PROXY STATEMENT

How do I cast my vote if I am a beneficial owner of shares held in street name?

You can cast your vote:

•

in person, by first obtaining a voting instruction form issued in your name from your broker and bringing that voting instruction form to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification;

•	via the Internet, by visiting www.proxyvote.com and following the instructions provided;
•	by telephone by using the toll-free number found on the voting instruction form; or
•	by mail, if you mark, sign and date the voting instruction form and return it in the postage-paid envelope provided by your broker.

If I have given a proxy, can I revoke that proxy?

Your presence at the meeting will not in itself revoke any proxy you may have given. If your shares are held in your own name (i.e., you are the shareholder of record), you may revoke your proxy at any time (to the extent it has not already been voted at the meeting), but a revocation will not be effective until it is received. Your proxy will be revoked (to the extent it has not already been voted at the meeting) if you:

•

give written notice of the revocation to Quaker’s Corporate Secretary, Robert T. Traub, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, or give electronic notice to Mr. Traub at traubr@quakerchem.com;

•	submit a properly signed proxy with a later date; or
•	vote in person at the meeting as described above.

If your shares are held in street name through a broker, bank or other nominee for your benefit, you should contact the record holder to obtain instructions if you wish to revoke your vote before the meeting.

How will my proxy be voted?

If you are a registered holder and your proxy is properly executed, returned and received before the meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on a proposal, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted as follows:

•	Proposal 1: “FOR” the election of each of the three nominees named in this proxy statement to serve on our Board of Directors;
•	Proposal 2: “FOR” approval of an Amendment to the Company’s Articles of Incorporation, as amended;
•	Proposal 3: “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019; and
•	In the discretion of the proxies on other matters properly brought before the meeting.

If your shares are held in street name through a broker, bank or other nominee for your benefit and your voting instruction form is properly executed, returned and received before the meeting and is not revoked, it will be voted in accordance with your instructions. If you have not furnished voting instructions within a specified period before the meeting, under current New York Stock Exchange (“NYSE”) rules, brokerage firms and nominees that are members of the NYSE may vote their customers’ unvoted shares on “routine” matters but not on non-routine matters. Under the NYSE rules, routine matters include the ratification of the appointment of our independent registered public accounting firm but do not include the other proposals on the ballot.

The voting instruction form also grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters. As of the date of this proxy statement, we do not know of any other matters that will be presented at the meeting.

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PROXY STATEMENT

What does it mean if I get more than one proxy card?

If you hold your shares in more than one account or with more than one broker and/or our transfer agent, you will receive more than one proxy card. Please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

How many votes are required to approve each proposal, and what are the effects of abstentions and broker non-votes?

The following table summarizes the vote required for approval of each proposal and the effect on the outcome of the vote of abstentions, uninstructed shares held by brokers (which result in broker non-votes when a beneficial owner of shares held in street name does not provide voting instructions and, as a result, under the NYSE rules, the institution that holds the shares may not vote those shares on certain proposals) and signed but unmarked proxy cards.

Proposal		Votes Required for Approval	Effect of Abstentions(1)	Uninstructed Shares/ Effect of Broker Non- votes(1)	Signed but Unmarked Proxy Cards(2)
Proposal 1	Election of directors	Three nominees receiving the highest number of “FOR” votes (i.e., plurality)	No effect(3)	Not voted/No effect(3)	Voted “For”
Proposal 2	Approval of an Amendment to the Company’s Articles of Incorporation, as amended	Majority of votes cast	No effect(3)	Not voted/No effect(3)	Voted “For”
Proposal 3	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm	Majority of votes cast	No effect(3)	Discretionary vote by broker	Voted “For”

(1)	Abstentions and broker non-votes are included in determining whether a quorum is present.

(2)

If you are the shareholder of record and complete your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the annual meeting.

(3)

Under Section 1103 of the Pennsylvania Business Corporation Law of 1988, as amended, abstentions and broker non-votes are not counted as “votes cast.” The “majority of votes cast” standard for approval requires that the number of votes cast “for” the proposal exceed the number of votes cast “against” the proposal.

What if a director nominee is unwilling or unable to serve?

We do not expect that to occur. If it does, proxies will be voted for a substitute director nominee designated by our Board of Directors.

Are dissenters’ rights applicable to any of the matters to be voted on at the meeting?

No. Dissenters’ rights do not apply to any of the matters to be voted on at the meeting.

Who will count the vote?

The Judge of Election appointed at the meeting, together with a representative of Broadridge Financial Solutions, Inc., will serve as the inspector of election.

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PROXY STATEMENT

How many shares can be voted at the meeting and what is the total number of votes that can be cast?

As of March 4, 2019, the record date for the meeting, 13,332,871 shares of Quaker common stock were issued and outstanding. Every holder of Quaker common stock is entitled to one vote for each share held of record on the record date; therefore, at the annual meeting, a maximum of 13,332,871 votes can be cast.

How many votes may I cast at the meeting?

You will be entitled to cast one vote for each share of common stock you held on March 4, 2019, the record date for the meeting.

What is a “quorum”?

The presence of shareholders entitled to cast at least a majority of the votes entitled to be cast on a particular matter will constitute a “quorum” for the purpose of considering that matter. For purposes of determining the presence of a quorum, the votes of a shareholder will be counted if the shareholder is present in person or by proxy. Shares that are the subject of abstentions or broker non-votes will be counted for purposes of determining a quorum.

Who can attend the Annual Meeting?

All shareholders of Quaker who owned shares of record on March 4, 2019 may attend the meeting. If you want to vote in person and you hold Quaker common stock in street name (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you must obtain a proxy card issued in your name from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification. If you hold stock in street name and want to attend the meeting but not vote in person at the meeting, you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the proposals described in this proxy statement. However, if any other business is properly presented at the meeting, the proxy being solicited by the Board of Directors will give authority to Michael F. Barry and Robert T. Traub to vote on such matters at their discretion and they intend to do so in accordance with their best judgment.

Who will pay the cost of this proxy solicitation and how will the solicitation be conducted?

We will pay the expenses of soliciting proxies in the form included with this proxy statement, including the cost of preparing, assembling and mailing material in connection with the solicitation. In addition to the use of the mail, our directors, executive officers and employees may, without additional compensation, solicit proxies by telephone, facsimile, electronic mail and personal contact. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials and Quaker’s Annual Report on Form 10-K, to any beneficial holder of Quaker common stock.

Does the Company utilize “householding” for mailing of its proxy materials?

The Securities and Exchange Commission (the “SEC”) permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivery of a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume

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PROXY STATEMENT

of duplicate information shareholders receive and also reduce expenses for companies. Quaker has instituted householding for its registered shareholders; some intermediaries may also be householding Quaker’s proxy materials and annual report. Once you have received notice from the Company, your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you or another shareholder who shares your address provides contrary instructions.

If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you should contact Victoria K. Gehris, Assistant Secretary, at 1-610-832-4246, or inform her in writing at Quaker Chemical Corporation, Shareholder Services, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. If you hold shares through an intermediary and no longer wish to participate in householding, you should contact your bank, broker or other nominee record holder.

Shareholders who share an address and are receiving multiple copies of annual reports or proxy statements but would like to receive a single copy can contact Victoria K. Gehris at the telephone number or address noted above.

We undertake to deliver promptly to any shareholder at a shared address, upon written or oral request, a copy of Quaker’s proxy statement and annual report. You may request these documents by calling the telephone number or writing to the address noted above.

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PROPOSAL 1

Proposal 1 – Election of Directors and Nominee Biographies

What is the makeup of the Board of Directors?

The Quaker Articles of Incorporation divide our Board of Directors into three classes, each consisting, as nearly as possible, of one-third of the directors. The shareholders elect the members of one class each year to serve for a term of three years. Directors elected to fill vacancies and newly created directorships serve for the balance of the term of the class to which they are elected. Currently, there are eight directors, two directors in Class I, and three directors in each of Class II and Class III. The current terms of the Class III directors expire at the 2019 annual meeting of shareholders. At the 2019 annual meeting, three Class III directors are to be elected with each member to serve a three-year term expiring in 2022 and until his or her successor is duly elected and qualified.

Are there any members of the class of directors to be elected at the meeting who are not standing for reelection?

No.

Who are the Board’s nominees this year?

Messrs. Mark A. Douglas and William H. Osborne, and Ms. Fay West are the nominees for election to the Board of Directors as Class III members. Each nominee, if elected, would hold office until our 2022 annual meeting of shareholders and until his or her successor is duly elected and qualified.

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PROPOSAL 1

Below is information about our nominees for election to the Board as Class III members, including descriptions of their qualifications and their business experience and directorships over the past five years:

Mark A. Douglas, 56

Director Since: 2013 Audit Committee Governance Committee President and Chief Operating Officer of FMC Corporation

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Management experience of a global chemical business

•	Experience in accounting/finance, industrial marketing, organizational development, global organizations, strategic planning, corporate development, technology and science

Mr. Douglas has been President and Chief Operating Officer of FMC Corporation since June 1, 2018. FMC is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. He previously was President, FMC Agricultural Solutions from October 2012 through May 2018, President, FMC’s Industrial Chemicals Group from January 2011 to September 2012 and Vice President, Global Operations and International Development from March to December 2010. Before joining FMC, Mr. Douglas held various senior management positions with Dow Chemical, a leader in specialty chemicals delivering products and solutions to sectors such as electronics, water, energy and coatings. He was Vice President, President–Asia, Dow Advanced Materials from April to December 2009. Prior to that, he was based in Shanghai, China as Corporate Vice President, President–Asia of Rohm and Haas Company, a chemical manufacturing company, from March 2007 to April 2009.

William H. Osborne, 59

Director Since: 2016 Compensation Committee Governance Committee Vice President, Total Quality Enterprise Performance of The Boeing Company

DIRECTOR QUALIFICATION HIGHLIGHTS

•	30 years of automotive industry experience

•	Seasoned executive with significant experience in accounting/finance, financial reporting, engineering, global manufacturing and quality, industrial sales and marketing, organizational development, global organizations, governance, strategic planning, mergers and acquisitions, divestitures and corporate development

Mr. Osborne has been Vice President, Total Quality Enterprise Performance of The Boeing Company since May 4, 2018. The Boeing Company is the world’s largest aerospace company and a leading manufacturer of commercial jetliners and defense, space and security systems. Before joining Boeing, he was Senior Vice President of Global Manufacturing and Quality at Navistar International Corporation, a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, from August 2013 to April 2018. He was also Senior Vice President of Custom Products at Navistar from May 2011 to August 2013. Before joining Navistar, he served as President and Chief Executive Officer of Federal Signal Corporation, a designer and manufacturer of a suite of products and integrated solutions for municipal, governmental, industrial and airport customers, from September 2008 to October 2010.

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PROPOSAL 1

Fay West, 50

Director Since: 2016 Audit Committee (Chair) Governance Committee Senior Vice President and Chief Financial Officer of SunCoke Energy, Inc.

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Extensive experience in accounting/finance, financial reporting, risk assessment, mergers and acquisitions, divestitures and business restructuring, organizational development, global organizations, strategic planning, governance and corporate development

•	Complementary experience and continuing education in corporate governance through her service as a member of the board of directors of another public company

Ms. West has, since October 2014, been Senior Vice President and Chief Financial Officer of SunCoke Energy, Inc., the largest independent producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry, and SunCoke Energy Partners, L.P., a publicly traded master limited partnership that manufactures coke used in the blast furnace production of steel and provides coal handling services to the coke, steel and power industries. Previously, she was SunCoke Energy’s Vice President and Controller from February 2011 to October 2014 and Vice President and Controller of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P. from July 2012 to October 2014. Prior to joining SunCoke Energy, Ms. West was Assistant Controller at United Continental Holdings, Inc., an airline holding company, from April 2010 to January 2011. Ms. West currently serves as a director of SunCoke Energy Partners, L.P.

The Board believes that, in addition to the information presented above regarding each director nominee’s specific experience, qualifications, attributes and skills, each director nominee has significant leadership experience derived from his or her professional experience and has a reputation for integrity and honesty and adheres to high ethical standards. These attributes have led the Board to conclude that each of the nominees should continue to serve as a director of Quaker. The process undertaken by the Company’s Governance Committee in recommending these nominees is described below under the heading “Governance Committee Procedures for Selecting Director Nominees.”

The Board recommends that you vote “FOR” the election of Mark A. Douglas, William H. Osborne, and Fay West as directors of Quaker.

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CONTINUING DIRECTORS

Biographies of Continuing Directors

Below is information about our incumbent directors who were elected as Class I members of the Board in 2017 and whose terms expire in 2020, including descriptions of their qualifications and business experience and directorships over the past five years:

Robert E. Chappell, 74

Director Since: 1997 Governance Committee (Chair) Executive Committee Former Chairman and Chief Executive Officer of The Penn Mutual Life Insurance Company

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Experience in accounting/finance, financial reporting, risk assessment, organizational development, global organizations, governance, strategic planning and corporate development

•	Complementary experience and continuing education in corporate governance through his service as a member of the board of directors of another public company

Mr. Chappell was the Chairman of The Penn Mutual Life Insurance Company, a mutual life insurance company providing life insurance and annuity products, from January 1997 to June 2013 when he retired; its Chief Executive Officer from April 1995 to February 2011; and its President from January 2008 to March 2010. Mr. Chappell has served as a director of CSS Industries, Inc. since 2012 and also serves as a trustee of The Penn Mutual Life Insurance Company.

Robert H. Rock, 68

Director Since: 1996 Compensation Committee (Chair) Executive Committee Chairman and Chief Executive Officer of MLR Holdings, LLC

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Experience in organizational development, global organizations, governance, strategic planning and corporate development

•	Complementary experience and continuing education through his service on the boards of both public and private companies

Mr. Rock has been Chairman and Chief Executive Officer of MLR Holdings, LLC, an investment company operating in the publishing and information industry, since January 2015, having also served as President of MLR Holdings, LLC (and its predecessor, MLR Publishing Company) since 1989. Previously, he was Chairman of The Hay Group, a management consulting firm, from 1984 to 1987. He currently is a trustee of The Penn Mutual Life Insurance Company.

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CONTINUING DIRECTORS

Below is information about our other incumbent directors who were elected as Class II members of the Board in 2018 and whose terms expire in 2021, including descriptions of their qualifications and business experience and directorships over the past five years:

Michael F. Barry, 60

Director Since: 2008 Chairman of the Board Executive Committee Chief Executive Officer and President

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Extensive and valuable experience acquired through his various leadership positions within Quaker

•	Extensive knowledge of accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, corporate development, research and development and manufacturing

•	Complementary experience and continuing education in corporate governance through his service as a member of the board of directors of other public companies

Mr. Barry has been our Chief Executive Officer and President since October 2008 and our Chairman of the Board since May 2009. He has held leadership and executive positions of increasing responsibility since joining Quaker in 1998, including Senior Vice President and Managing Director–North America from January 2006 to October 2008; Senior Vice President and Global Industry Leader–Metalworking and Coatings from July to December 2005; Vice President and Global Industry Leader–Industrial Metalworking and Coatings from January 2004 to June 2005; and Vice President and Chief Financial Officer from 1998 to August 2004. Mr. Barry currently serves as a director of Rogers Corporation and Livent Corporation.

Donald R. Caldwell, 72

Director Since: 1997 Lead Director Executive Committee (Chair) Audit Committee Compensation Committee Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc.

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Deep financial, entrepreneurial and business expertise perspective, especially on strategic and financial matters

•	Experience in financial reporting, risk assessment, strategic planning and corporate development

•	Complementary experience and continuing education in corporate governance, finance and strategy as a member of the boards and board committees of other public companies

Mr. Caldwell, an experienced and successful investor, co-founded Cross Atlantic Capital Partners, Inc., a venture capital management company, and has served as its Chairman and Chief Executive Officer since 1999. He was Chief Executive Officer of InsPro Technologies Corporation, a company that focuses on providing a policy administration software solution in the insurance industry, one of Cross Atlantic Capital Partners’ portfolio companies from January 2015 to October 2017. Previously, he was President and Chief Operating Officer of Safeguard Scientifics, Inc., a holding company with investments in the growth-stage technology and life sciences businesses, from February 1996 to February 1999. He has been our Lead Director since 2016. He is a director and Chairman of the Board of InsPro Technologies Corporation and a director of Lightning Gaming, Inc., both of which are Cross Atlantic Capital Partners’ portfolio companies. In addition, he is currently a director of Haverford Trust Company and a director and Chairman of the Board of Simplicity Esports and Gaming Company (formerly known as I-AM Capital Acquisition Company). He served as a director of Fox Chase Bancorp. Inc. from October 2014 to July 2016. He also served as a director of Rubicon Technology, Inc. from February 2001 to November 2017, and as a director of Amber Road Inc., from March 2005 to December 2016, both of which are a Cross Atlantic Capital Partners portfolio companies.

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CONTINUING DIRECTORS

Jeffry D. Frisby, 63

Director Since: 2006 Audit Committee Compensation Committee President and Chief Executive Officer of PCX Aerostructures, LLC

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Experience in manufacturing, particularly in the aerospace industry and accounting/finance, financial reporting, industrial marketing, organizational development, global organizations, strategic planning and corporate development

•	Complementary experience in corporate governance through his service on the boards of both public and private companies

Mr. Frisby has been President and Chief Executive Officer of PCX Aerostructures, LLC since April 2017. PCX Aerostructures, LLC is a leading supplier of highly engineered, precision, flight critical and structural assemblies for rotorcraft and fixed wing aerospace platforms. He previously was Chief Executive Officer of Triumph Group, Inc., a public company that manufactures aerospace structures, systems and components, from July 2012 to April 2015, and its President from July 2009 to April 2015. He was also Triumph’s Chief Operating Officer from July 2009 to July 2012. Prior to that position, he was Group President of Triumph Aerospace Systems Group, a group of companies that design, engineer and manufacture a wide range of proprietary and build-to-print components, assemblies and systems for global aerospace original equipment manufacturers, from April 2003 to July 2009. He also held a variety of other positions within the Triumph Group as well as a predecessor group company, Frisby Aerospace, Inc. Mr. Frisby served as a director of Triumph Group, Inc. from July 2012 to April 2015. Mr. Frisby currently serves as a director of Astronics Corporation and PCX Aerostructures, LLC.

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CORPORATE GOVERNANCE

Corporate Governance

Leadership Structure

Quaker’s business is conducted by its officers, managers and associates under the direction of the Chief Executive Officer (“CEO”) and with oversight by the Board of Directors. The Company’s CEO is also the Chairman of the Board of Directors. The Board has long held that, given Quaker’s size and management structure, it is best to combine the roles of Chairman of the Board and CEO. The Board believes having one leader serving as both Chairman and CEO provides decisive and effective leadership.

The Board of Directors has also appointed an independent Lead Director. The Lead Director rotates on a biennial basis unless the Board determines that the reappointment of the Lead Director at the end of a two-year term is in the best interests of the Company. The Lead Director serves as the liaison between the Chairman/CEO and the Board of Directors. The Lead Director also ensures that the respective responsibilities of the directors and the Chairman/CEO are understood; collaborates with the Chairman/CEO to ensure the appropriate flow of information to the Board; works with the Chairman/CEO to develop the agendas for Board meetings; coordinates and develops the agenda for and presides over sessions of the Board’s independent directors; ensures appropriate minutes are kept of such meetings and, as appropriate, communicates to the Chairman/CEO the substance of such discussions. Mr. Donald R. Caldwell is currently the Lead Director, having been reappointed to the position for a two-year term on May 9, 2018.

Director Independence

In accordance with NYSE rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted which include all elements of independence set forth in the NYSE listing standards. The Company’s director independence standards are described in the Company’s Corporate Governance Guidelines.

On an annual basis, each director and executive officer is obligated to disclose, among other things, any transactions with the Company in which the director (or any organization of which the director is a partner, shareholder or officer) or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Based on the Company’s adopted independence standards and the information provided by the directors, the Board determined at its meeting held on February 26, 2019, that all non-employee directors who served in fiscal 2018, as well as each nominee for director and those non-employee directors who will continue to serve after our 2019 annual meeting of shareholders, are independent within our guidelines and have no material relationship with the Company as defined by our guidelines. The Company’s independent non-employee directors are Donald R. Caldwell, Robert E. Chappell, Mark A. Douglas, Jeffry D. Frisby, William H. Osborne, Robert H. Rock and Fay West. William R. Cook, who served on the Board in 2018 until his retirement on May 9, 2018, was also an independent non-employee director.

Based on the Company’s independence standards, the Board has affirmatively determined that Michael F. Barry is not independent because he currently serves as an executive officer of the Company. There are no family relationships between any of the Quaker directors, executive officers or nominees for election as directors.

Governance Committee Procedures for Selecting Director Nominees

The Governance Committee’s goal is to assemble a Board that brings to Quaker a variety of perspectives and skills derived from high quality business and professional experience. The current composition of the Board includes directors (including those nominated for reelection this year) with complementary skills, expertise and experience such that the Board, on the whole, has competence and experience in a wide range of areas.

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CORPORATE GOVERNANCE

Quaker’s Board includes eight directors who are or have served as chief executive officers or in other senior management roles, six directors with specialized accounting and finance knowledge, three directors with experience in the chemical industry or other technology or science areas, seven directors who have served on the boards of other public companies, eight directors with international business experience and four directors with experience in industries served by Quaker. The Governance Committee will continue to evaluate the needs of Quaker and its shareholders to ensure that the competency of the Board, as a whole, is relevant and robust.

In evaluating director nominees, the Governance Committee considers the appropriate size of Quaker’s Board of Directors and the needs of Quaker and its shareholders with respect to the particular talents, experience and capacities of its directors, including: experience in industries similar to Quaker’s; managerial and other leadership experience; business acumen and other particular expertise; business development experience; strategic capability; independence of judgment; familiarity with corporate governance and the responsibilities of directors and the ability to fulfill those responsibilities; standing and reputation as a person of integrity; the potential contribution of each individual to the diversity of backgrounds, experience and competencies that the Governance Committee desires to have represented; and ability to work constructively with the CEO and the Board. In considering nominees for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and the anticipated contributions of the individual as a member of the Board.

Under Quaker’s Corporate Governance Guidelines, directors who also serve as CEOs or in equivalent positions should not serve concurrently on more than three other boards of public companies in addition to the Quaker Board, and directors who do not serve as CEOs or in equivalent positions should not serve concurrently on more than four other boards of public companies in addition to the Quaker Board. Under the listing standards of the NYSE, without specific approval from the Board, no member of the Audit Committee may serve on more than two public company audit committees in addition to Quaker’s Audit Committee. The Board has determined that Mr. Caldwell’s simultaneous service on the audit committees of more than two public companies in addition to Quaker’s does not impair his ability to effectively serve on Quaker’s Audit Committee.

When identifying and evaluating nominees for director, the Governance Committee first examines whether current members of the Board are willing to continue their service. Current members of the Board with skills and experience that are relevant and who are willing to continue to serve are considered for renomination, balancing the value of continuity of service with that of obtaining a new perspective. If a current member does not choose to stand for reelection, the Governance Committee will not recommend that director for reelection. If the Governance Committee recommends an increase in the membership of the Board, it will identify the experience and personal capacities desired and will seek suggestions as to nominees from the current Board membership. In addition, and as has been done in the past, the Governance Committee may engage third parties to assist in the identification or evaluation of potential director nominees.

2019 Proxy Statement | 13

CORPORATE GOVERNANCE

Summary of Director Core Competencies

The following chart summarizes the core competencies currently represented on our Board.

SKILLS	DIRECTORS WITH EXPERIENCE

Senior Leadership	8

Accounting / Financial Experience	6

Technology / Science / Chemical Industry	3

Other Public Company Board Experience	7

International Business Experience	8

Industry Knowledge	4

Although we do not have a formal policy regarding diversity and do not have constituent or representative directors, diversity is one important factor, among many, in our nomination process. The Governance Committee considers a variety of factors, including age, gender, race, executive and professional experience, and perspectives of the candidate and how the candidate’s qualifications will enhance the composition of the Board of Directors as a whole.

All but one of our directors are independent and our Board has a mix of relatively newer and longer-tenured directors. The charts below show board makeup by various characteristics:

Shareholder Nominations and Recommendations

The Company’s Restated By-Laws (“By-Laws”) describe how shareholders may nominate candidates for election to our Board of Directors. For our 2020 annual meeting of shareholders, shareholders may nominate a candidate for election to our Board only by sending written notice to our Corporate Secretary at our principal office at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. This notice must be received on or before February 8, 2020, but no earlier than January 9, 2020 (except that if the date of the 2020 annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2019 annual meeting, this notice must be received no earlier than the close of business on the 120th day before the date of the 2020 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2020 annual meeting or, if the first public announcement of the date of the 2020 annual meeting is less than 100 days before the date of the meeting, by the 10th day after the public announcement).

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CORPORATE GOVERNANCE

The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.15 and 2.13 of our By-Laws, including, among other things: (i) the name, age, principal occupation and business and residence address of each person nominated; (ii) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by each person nominated; (iii) the name and record address of the shareholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by the shareholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (v) a description of any direct and indirect compensation and other monetary agreements, arrangements and understandings, and any other material relationships (including any familial relationships) between the shareholder giving notice (and the beneficial owner) and the nominee and any respective affiliates, associates or others with whom any of them are acting; and (vi) a description of any hedging or other transaction that has been entered into by or on behalf of, or any other agreement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, the shareholder or any shareholder associated person (as defined in the By-Laws) with respect to any share of our stock, as well as certain other information. This list of required information is not exhaustive. A copy of the full text of the relevant By-Law provisions, which includes the complete list of all information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Investor Relations/Corporate Governance section of our website at https://www.quakerchem.com.

In addition to a shareholder’s ability to nominate candidates to serve on our Board as described above, shareholders also may recommend to the Governance Committee a prospective nominee for its consideration. The Governance Committee will consider timely recommendations received from shareholders regarding director nominee candidates and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a shareholder after January 1 of any year is not assured of being considered for nomination in that year. The Governance Committee applies the same criteria in evaluating candidates nominated by shareholders as it does in evaluating candidates identified by Company sources. No shareholder or group of shareholders recommended a director nominee for election at Quaker’s 2019 annual meeting of shareholders.

Board Oversight of Risk

While the Board has the ultimate oversight responsibility for risk management, consistent with Quaker’s By-Laws, the Board has delegated much of the responsibility for risk management to the standing Committees of the Board. The Audit Committee has oversight over financial risks, such as financial reporting and internal controls; compliance risks, including oversight of the compliance program and disposition of certain complaints and/or violations of the Code of Conduct and Financial Code of Ethics; and operational risk, such as loss of property, cyber-security, business interruption and other exposures traditionally mitigated through insurance products.

In addition, the Compensation/Management Development Committee is responsible for developing a balanced compensation system for all employees, including appropriate long-term and short-term incentive compensation targets that encourage a level of risk-taking behavior consistent with the overall financial/strategic goals of the Company, as well as oversight of the management, development and succession processes. Finally, from time to time, Quaker faces other risks material to its business and, in those

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CORPORATE GOVERNANCE

circumstances, the Board (or at times, the Executive Committee) is regularly informed and provides input and advice on actions being considered to mitigate exposures associated with those risks. As appropriate, the Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our development activities. Further, the Board is routinely informed of developments at and affecting the Company that could affect our risk profile or other aspects of our business through reports from our business units and otherwise. This oversight by the Board is designed to maintain an appropriate level of risk and to address new risks as they arise.

Communications with the Board of Directors; Corporate Governance Guidelines

Shareholders or other interested parties may communicate with any of our directors, including non-management directors, by writing to them c/o Robert T. Traub, Vice President, General Counsel and Corporate Secretary, at the address set forth above. All communications received will be forwarded to the Governance Committee and the addressee. The Board believes it is management’s role to speak for Quaker and, accordingly, any such communication received will be shared with the Chief Executive Officer and other executive officers, as appropriate. The Company has adopted Corporate Governance Guidelines and other governance materials. Our Code of Conduct, Financial Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and Audit, Compensation/Management Development and Governance Committee Charters have been posted on and are available free of charge by accessing the Investor Relations/Corporate Governance section of our website at https://www.quakerchem.com or by written request addressed to Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Victoria K. Gehris, Assistant Secretary. The references to our website contained in this proxy statement are for informational purposes, and the content of the website is not incorporated by such references in this proxy statement.

Code of Conduct

The Company has a compliance program, the governing documents of which include a Code of Conduct (which is applicable to all of the Company’s directors, executive officers and employees) and a Financial Code of Ethics for Senior Financial Officers (which is applicable to the Chief Executive Officer, Chief Financial Officer, Global Controller, Senior Treasury Analyst, each Controller at majority-owned affiliates, Assistant Controller, and other individuals performing similar functions designated by the Board). The Company’s compliance program embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its longstanding commitment to fairness, honesty, integrity and full Company compliance with all laws affecting the Company’s business.

The Company’s compliance program includes a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Conduct or the Financial Code of Ethics for Senior Financial Officers relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;
•	theft or fraud of any amount;
•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest;
•	violations of securities and antitrust laws; and
•	violations of the Foreign Corrupt Practices Act.

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CORPORATE GOVERNANCE

Any employee, shareholder or other interested party can call the Quaker Hotline at 1-800-869-9414 or 1-503-747-1970 from outside the United States. The Quaker Hotline is a toll-free telephone line dedicated solely to receiving questions and concerns and directing them to the appropriate authority for action. All calls are answered by an independent third-party service available 24 hours a day, seven days a week. Alternatively, any employee, shareholder or other interested party may report such activity or issues via https://quakerchem.ethicspoint.com, an independent third-party provider. At that website, an interested party will be provided with a case number, which will allow the individual to request a follow-up. To further track the case, one may also request a login and password, which will allow the individual to follow-up on the case as necessary.

The Audit Committee oversees the administration of the Company’s compliance program and is directly responsible for the disposition of all reported violations of the Financial Code of Ethics for Senior Financial Officers and complaints received regarding accounting, internal accounting controls or audit matters. In addition, the Audit Committee is responsible for the disposition of all violations of (and approves any requested waivers to) the Code of Conduct for directors and executive officers and for the disposition of other serious violations of the Code of Conduct. No such waivers were requested in 2018. We maintain a current copy of our Financial Code of Ethics for Senior Financial Officers and will promptly post any amendments to or waivers of our Financial Code of Ethics for Senior Financial Officers on our website at https://www.quakerchem.com under the heading Investors/Corporate Governance.

2019 Proxy Statement | 17

COMMITTEES

Meetings and Committees of the Board

Our Board of Directors has four standing committees, the Audit, Compensation/Management Development, Executive and Governance Committees. Each member of the Audit, Compensation/Management Development and Governance Committee is independent as defined for members of the respective committee in the listing standards of the NYSE and Quaker’s Corporate Governance Guidelines. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Board has affirmatively determined that three of the four members of the Audit Committee, including its current Chair, Fay West, meet the criteria for an “audit committee financial expert” as defined by the SEC and that William H. Osborne, although not currently a member of the Audit Committee, also meets this financial expert criteria. The Board of Directors has adopted a charter for each of these committees other than the Executive Committee. Each committee reports its actions to the full Board at the Board’s next regular meeting. A summary of the principal duties of each committee follows the table below.

Committee Membership and Meetings Held in 2018

Name	Audit	Compensation/ Management Development	Executive	Governance
Michael F. Barry			X
Donald R. Caldwell	X	X	CHAIR
Robert E. Chappell			X	CHAIR
William R. Cook(1)	CHAIR(2)		X	X
Mark A. Douglas	X			X
Jeffry D. Frisby	X	X
William H. Osborne		X		X
Robert H. Rock		CHAIR	X
Fay West	CHAIR(3)			X(4)
Number of Meetings in 2018(5)	5	4	0	3

X	Member. Each of the individuals listed in the table above held the committee memberships indicated throughout 2018, unless otherwise indicated.

(1)	Committee member until May 9, 2018, at which time Mr. Cook retired.

(2)	Chairman until May 9, 2018, at which time Mr. Cook retired.

(3)	Committee member and since May 9, 2018, Chair.

(4)	Committee member since May 9, 2018.

(5)

The Board of Directors held five regular meetings and one special meeting in 2018. Each director attended, in person or by teleconference, at least 75% of the aggregate of all the meetings of the Board and the committee(s) on which he or she served during 2018.

Time is regularly scheduled for the independent directors to meet as a separate group. The Lead Director acts as chairperson during these sessions.

Quaker does not have a formal policy regarding attendance by members of the Board at its annual meeting of shareholders, but all directors are encouraged to attend. In 2018, all directors attended the annual meeting of shareholders.

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COMMITTEES

Audit Committee:

•	Engages the independent registered public accounting firm and approves all audit and non-audit fees.

•

Reviews and discusses with management and the independent registered public accounting firm the annual and quarterly financial statements, including disclosures in the Company’s SEC Reports under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	Discusses with management and the independent registered public accounting firm any audit concerns or difficulties and management’s response.

•	Reviews the internal audit plan and discusses with the internal auditor and the independent registered public accounting firm their assessment of the effectiveness of Quaker’s internal controls.

•	Oversees the handling of matters relating to compliance with law and ethics, including adherence to the standards of business conduct and ethics required by Quaker’s policies.

•	Provides oversight to the Chief Financial Officer and Risk Manager on matters relating to risk management generally.

Compensation/Management Development Committee:

•	Reviews management’s compensation philosophies and policies.

•	Approves annual performance objectives for the CEO, evaluates the CEO’s performance against objectives and makes a recommendation to the Board regarding the CEO’s base salary.

•	Reviews performance evaluations and approves annual salaries for all executive officers, other than the CEO.

•	Approves annual incentive and long-term incentive award opportunities for all executive officers, including the CEO.

•	Administers Quaker’s Global Annual Incentive Plan and Long-Term Performance Incentive Plan.

•	Reviews and evaluates management development and succession planning and oversees these processes.

•

Reviews and discusses with management disclosures under the Compensation Discussion and Analysis section of this proxy statement and makes recommendations to the Board for inclusion of the Compensation Discussion and Analysis section in this proxy statement and the Company’s Annual Report on Form 10-K.

Executive Committee:

•	Acts for the Board in situations requiring prompt action when a meeting of the full Board is not feasible.

•	Makes recommendations to the Board about external corporate development programs.

•	Establishes guidelines regarding Quaker’s capital structure and deployment of capital resources.

Governance Committee:

•	Evaluates the size and composition of the Board and recommends changes as appropriate.

•	Reviews and recommends nominees for election as directors.

•	Reviews the Board’s committee structure and recommends directors to serve as members of each committee.

•	Reviews and makes recommendations to the Board with respect to the compensation of the Company’s directors.

•	Develops and reviews annually Quaker’s Corporate Governance Guidelines.

•	Conducts an annual performance evaluation of the Board and ensures each Board committee conducts its own annual self-evaluation.

•	Reviews and approves related party transactions and similar transactions and establishes policies and procedures for such transactions.

The Audit Committee, the Compensation/Management Development Committee and the Governance Committee each operates under a charter. These charters can be found on the Company’s website at https://www.quakerchem.com under the heading Investors/Corporate Governance.

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INTERLOCKS AND INSIDER PARTICIPATION

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation/Management Development Committee during the year ended December 31, 2018 are Robert H. Rock (Chair), Donald R. Caldwell, Jeffry D. Frisby and William H. Osborne, each of whom is an “independent” director. No member of the Compensation/Management Development Committee was, during 2018, or had previously been, an officer or employee of Quaker or its subsidiaries nor had any material interest in a transaction with Quaker or a business relationship with, or any indebtedness to, Quaker, in each case that would require disclosure under applicable rules of the SEC. During 2018, no executive officer of Quaker served as a director or a member of the compensation committee of another company, one of whose executive officers served as a member of Quaker’s Board of Directors or Compensation/Management Development Committee.

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PROPOSAL 2

Proposal 2 – Approval of an Amendment to the Company’s Articles of Incorporation, as amended

On February 26, 2019, the Board of Directors voted unanimously to submit for shareholder approval a proposed amendment (the “Amendment”) to the Company’s Articles of Incorporation, as amended, intended to enhance the Company’s corporate governance. The Amendment, if approved, will implement a majority voting standard in the election of directors in uncontested elections. The Board of Directors has declared the Amendment to be advisable and in the best interests of the Company and its shareholders and recommends that the shareholders approve the Amendment.

Currently, even in uncontested elections, directors are elected by a plurality vote pursuant to applicable law. This means that if three directors are nominated, for example, the three nominees receiving the most “for” votes would be elected or re-elected, even if one of those nominees only received one vote in favor of election.

Upon implementation of a majority voting standard, a nominee must receive a majority of the votes cast in an uncontested election. A majority of the votes cast means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” that nominee. Each shareholder would be entitled to only one vote per share for each nominee in an uncontested election of directors and each director nominee would be voted upon separately. Abstentions and broker non-votes would not be counted as votes cast. Under the Amendment, if an incumbent director who is a candidate for re-election is not elected, the director will be deemed to have tendered his or her resignation to the Board of Directors. The Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken, and the Board of Directors will be required to act on the Governance Committee’s recommendation and disclose its decision and the rationale for the decision.

The adoption of a majority voting standard is consistent with the Company’s desire to more closely align the interests of the shareholders with the accountability of the Board of Directors. The Board of Directors believes the Amendment is in the shareholders’ long-term best interests and would help ensure that each director represents the interests of all shareholders, rather than a minority shareholder or special constituency.

This summary of the Amendment is qualified in its entirety by the complete text of the Amendment, which is included in the Articles of Amendment attached as Appendix A to this Proxy Statement. The current Articles of Incorporation, including the most recent previous Amendment dated September 7, 2017, can be found as Exhibits 3(i)(a) and 3(i)(b) of the Company’s Annual Report on Form 10-K filed on February 28, 2019, incorporated by reference from their initial filings on Current Reports on Form 8-K filed July 31, 2013 and September 11, 2017, respectively.

If the Amendment is approved, it will become effective upon the filing of Articles of Amendment to the Company’s Articles of Incorporation with the Department of State of the Commonwealth of Pennsylvania. The affirmative vote of a majority of votes cast by the Company’s shareholders at the Annual Meeting is required for approval of this Proposal 2. Abstentions or broker non-votes will not be counted as votes cast.

The Board of Directors recommends that you vote “FOR” approval of an Amendment for the Company’s Articles of Incorporation, as amended.

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EXECUTIVE COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

Introduction

The purpose of this Compensation Discussion and Analysis section is to explain to shareholders how and why compensation decisions are made for the executive officers listed in the Summary Compensation Table below. When we use the term “executive officers,” we mean the Named Executive Officers for fiscal 2018, who are Michael F. Barry, Mary Dean Hall, D. Jeffry Benoliel, Wilbert Platzer and Joseph A. Berquist, as well as the Company’s other senior officers.

Executive Summary

Quaker’s Compensation/Management Development Committee (the “Committee”) has implemented executive compensation programs designed to reward performance. The Company is engaged in a highly specialized business with a broad global footprint, requiring a management team with specific skills and knowledge. The Committee believes that our compensation programs must be competitive in order to attract and retain high-performing executives with the requisite skill set and performance orientation.

In fiscal 2018, Quaker’s executive team successfully managed the Company to post record sales, record cash flow from operating activities, and record non-GAAP earnings and adjusted EBITDA results. Net sales increased by 6% over the prior year, non-GAAP earnings per diluted share increased by 21% as compared to fiscal 2017. Cash flow from operating activities increased by 22%, and the Company’s adjusted EBITDA increased 9% year-over-year to a record $125.6 million, exceeding $100 million for the fourth year in a row and for only the fourth time in Company history. Our average stock price in 2018 was $168.20 per share compared to $142.29 per share in the prior year and $94.74 per share in 2016, an almost $26 increase over prior year and another record share price.

In this Compensation Discussion and Analysis, we refer to non-GAAP earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. A full discussion of our use of non-GAAP earnings per diluted share and adjusted EBITDA to enhance a reader’s understanding of the financial performance of the Company, and a reconciliation of these measures to earnings per diluted share and net income, respectively, can be found on pages 30 to 33 in “Non-GAAP Measures” of Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, provided with this proxy statement.

In making decisions about fiscal 2018 salaries and performance targets, the Committee also considered fiscal 2017 corporate performance. Factors affecting the key components of our executive compensation programs for fiscal 2018 were:

•

Adjusted Net Income. Adjusted net income is a key metric for the corporate component of the Company’s annual cash incentive awards (the adjustments to net income for purposes of setting these targets are explained in greater detail below). Performance with respect to this metric for fiscal 2018 was well above target level and resulted in a payout representing 66% of the maximum payment for the corporate component of the total annual cash incentive awards for the Named Executive Officers.

•

Quaker’s Stock Performance. Long-term incentives make up a significant portion of each of the Named Executive Officers’ compensation. In order to align the Named Executive Officers’ incentives with our shareholder returns, the value to be earned on our long-term awards is directly linked to the performance of our stock. The equity component of these incentives is tied to stock performance and the amount payable on our cash awards is based on our total shareholder return (which we define as the year-over-year stock price increase or decrease plus dividends paid) as compared to a specific peer group. Our Named Executive

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COMPENSATION DISCUSSION AND ANALYSIS

Officers’ long-term incentive compensation for 2018 comprised of equity awards was slightly higher than in 2017, and the cash component paid out at a similar rate as compared to the prior three years. For the cash component of this long-term incentive, Quaker’s three-year total shareholder return of 168% resulted in a peer group ranking at the 98th percentile. This three-year total shareholder return resulted in a cash payout of 100% of the maximum amount provided for the three-year period ended in 2018.

•

Benchmarking. Based on our review of competitive benchmarking for compensation and our results of operations in 2017, we rewarded our Named Executive Officers with salary and/or incentive compensation increases in 2018 as described further below.

Quaker’s overall compensation strategy and specific programs have not changed over the past several years as we have strived to maintain a consistent year-over-year approach to ensure that our compensation remains predictable and competitive to the market, as well as fair and reasonable. In particular, we have continued to:

•	Use benchmarks for total direct compensation and long-term compensation to mitigate the possibility of inappropriate risk taking on the part of executives;

•

Align senior level compensation with the long-term success of the Company by ensuring that the higher the position within management the more compensation is incentive-pay dependent and the more incentive pay is long-term oriented; and

•	Reward long-term performance with cash compensation measured by total shareholder return and stock-based compensation in order to align the interests of management directly with our shareholders.

Consistent with this approach, we have sought and have received approval from our shareholders regarding incentive plans that are used to attract, motivate, retain and reward our executives. In fact, when two of our incentive plans were presented to the shareholders for approval at the 2016 annual meeting of shareholders, they overwhelmingly approved both plans.

The Committee continually reviews our executive compensation programs to ensure they achieve the desired goals of aligning our compensation practices to performance and pay practices in the Company’s industry and prudent risk taking to achieve sustainable shareholder value creation. The Committee has again determined that the Company’s current compensation programs are not likely to encourage excessive risk taking because the metrics in the Company’s compensation plans are linked to corporate performance as it relates to set budgetary targets and because the plans are measured against identified peer comparison groups.

In addition, at the Company’s 2017 annual meeting of shareholders, the shareholders overwhelmingly voted, on an advisory basis, to approve the Company’s compensation of our Named Executive Officers. At the same 2017 annual meeting of shareholders, the shareholders also voted to recommend an advisory vote on the Company’s compensation once every three years and the Company has followed this recommendation. Given the significant level of support received in the 2017 advisory vote, the Board of Directors and Committee have not made any material changes to our executive compensation policies and decisions since that time.

General Philosophy

Quaker, like many companies of similar size, relies on a small group of managers who have the requisite skills and knowledge to enable us to achieve our business strategies, operate as a globally integrated whole and deliver value to our shareholders.

To attract and retain talented senior level managers, we have adopted a compensation approach that:

•	provides opportunities for highly competitive levels of total compensation when merited by performance;

•	creates incentives to perform over a multiple-year period; and

•	aligns interests of the management team with those of our shareholders.

2019 Proxy Statement | 23

COMPENSATION DISCUSSION AND ANALYSIS

Quaker compensates its executive officers (who for 2018 include our Chairman, CEO and President and our vice presidents) through a total compensation package. This package consists of a mix of base salary, an annual cash incentive bonus, long-term incentives comprising both equity awards and cash payments and a competitive benefits package comprising medical, life, disability and retirement using both qualified and non-qualified programs, where appropriate.

Administrative Practices

The Committee is responsible for overseeing and developing the compensation and management development programs for the Company. Consistent with its charter, the Committee is composed solely of “independent” members of our Board of Directors under our Corporate Governance Guidelines and the listing standards of the NYSE. Four members of our Board, Donald R. Caldwell, Jeffry D. Frisby, William H. Osborne and Robert H. Rock (Chair) currently sit on the Committee. The Committee’s responsibilities include the evaluation of, approval of, and recommendation to Quaker’s Board of Directors with respect to the plans, policies and programs related to the compensation of the Company’s executive officers and, in the Committee’s discretion, the engagement of an outside compensation consultant. The Committee works closely with members of management in fulfilling its duties. Management provides the necessary information and coordinates with the Committee’s outside consultants, when appropriate, to ensure that the Committee is sufficiently informed when taking action or recommending action on compensation matters. As discussed below, benchmarking data is used prior to making any such decisions. The Committee’s charter describes in full the Committee’s authority, responsibilities and specific powers and can be accessed on the Company’s website at https://www.quakerchem.com under the heading Investors/Corporate Governance.

Section 162(m) of the Internal Revenue Code, as amended (the “Code”) precludes Quaker from taking a Federal income tax deduction for compensation paid in excess of $1 million to certain of our executive officers. While the Committee generally attempts to structure the compensation paid to executive officers so that it is fully deductible for Federal income tax purposes, the Committee believes that the primary purpose of our compensation is to support Quaker’s business strategy and the long-term interests of Quaker’s shareholders. Accordingly, the Committee may choose to provide compensation that is not deductible in order to retain or to secure the services of key executives when it determines that it is in Quaker’s best interests to do so. Recent tax legislation has eliminated the exception under Section 162(m) for performance-based compensation, effective for tax years beginning after December 31, 2017. Thus, all compensation to certain of our executive officers over the $1 million limit will now be nondeductible starting in 2018 (subject to exceptions for certain grandfathered arrangements entered into before November 2, 2017). While Quaker’s shareholder-approved bonus and incentive plans were previously structured to provide that certain awards could be made in a manner intended to qualify for the performance-based compensation exception, that exception will no longer be available other than with respect to certain grandfathered arrangements. For 2018, despite the elimination of the performance-based compensation exception, the compensation paid to our executive officers (other than Mr. Barry) did not exceed the Section 162(m) limitation. Compensation paid to Mr. Barry exceeded the Section 162(m) limitation and a portion of this compensation is not deductible by Quaker.

Benchmarking Data

The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. To assist Quaker in establishing a total direct compensation package comprising base salary, an annual cash incentive bonus and long-term incentives, the Committee has engaged Willis Towers Watson (“WLTW”), a leading global professional services company with specific expertise in the areas of benefits, talent management, rewards and risk and capital management, as an independent consultant on compensation issues.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition, WLTW has, from time to time, provided the Committee with executive compensation studies and analyses, as well as benchmarking data and counsel on compensation issues as needed or desired.

WLTW provided no other services to the Company in fiscal 2018 other than advising the Committee on various executive compensation matters. Management had no role in selecting the Committee’s compensation consultant. The Committee has assessed the independence of WLTW pursuant to Securities and Exchange Commission rules and concluded that WLTW’s work for the Committee and the Governance Committee does not raise any conflict of interest.

Due to our size and diversity of our businesses around the world, we have not identified one specific peer group that is appropriate to use in defining market total direct compensation for our executive officers. Our primary benchmarks for 2018 total direct compensation for our executive officers were derived from compensation information provided by WLTW that is a blend of Peer Group (as defined below) compensation data and broader group data comprising a composite of credible, published executive compensation surveys. The Peer Group data reflects the Peer Group developed by a previous compensation consultant as well as WLTW. This Peer Group includes data for 13 publicly traded firms in the chemicals industry, similar in size (as measured by revenue and market capitalization) to Quaker. The Peer Group companies are: Aceto Corporation, American Vanguard Corporation, Buckeye Technologies Inc., Cabot Microelectronics Corporation, Calgon Carbon Corporation, Hawkins, Inc., Innophos Holdings, Inc., Innospec Inc., Landec Corporation, LSB Industries, Inc., OM Group, Inc., OMNOVA Solutions Inc. and Rogers Corporation (collectively, the “Peer Group”). Data for international Managing Directors is derived from surveys for their respective geographies. Though the Committee closely analyzes the data provided by WLTW, it exercises its discretion in the weight it assigns to this data in making compensation decisions.

We generally aim to benchmark total direct compensation to the market 50th percentiles. We believe the philosophy of targeting total direct compensation to the market 50th percentiles reduces the possibility of excessive risk taking on the part of executives in order to achieve performance targets at the maximum levels. This approach is the starting point of the analysis as other factors are taken into consideration, including experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance and internal equity. We do not assign a particular weight to any of these factors but exercise discretion in this regard.

In determining 2018 compensation for the Named Executive Officers, the Committee used the benchmarking data WLTW had previously provided and various other factors, as described above. Ms. Hall’s and Mr. Berquist’s targeted total direct compensation for 2018 was between the 25th and 50th percentiles of WLTW’s comparative data. Messrs. Barry’s, Benoliel’s and Platzer’s targeted total direct compensation for 2018 was at or near the 50th percentile of benchmark levels based on U.S. data. Total compensation earned in 2018 for each Named Executive Officer is reflected in the Summary Compensation Table below.

Allocating Between Current and Long-Term Compensation

The Committee, in seeking to ensure the appropriate focus on performance and risk, has developed, in consultation with WLTW, guidelines for executive officers for allocating the desired total direct compensation package among base salary, an annual cash incentive bonus and long-term incentives. As a general philosophy, these guidelines provide that the higher the position within management the more total compensation is dependent on incentive pay and the more the incentive pay is long-term oriented. This is done to better align senior level compensation with the long-term success of the Company. These guidelines are reviewed regularly to ensure their marketplace competitiveness.

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COMPENSATION DISCUSSION AND ANALYSIS

In the case of Mr. Barry, the guidelines for base salary range from 27% to 41% of total compensation, for annual cash incentive bonus from 20% to 22% of total compensation and for long-term incentives from 39% to 51% of total compensation. The applicable guidelines for our other executive officers for base salary range from 50% to 68% of total compensation, for annual cash incentive bonus from 15% to 21% of total compensation and for long-term compensation from 15% to 30% of total compensation.

Base Salary

Each year, the Committee reviews and discusses the base salaries of our executive officers. The Committee’s final determination of salary increases depends on a number of factors, including market data reported by WLTW, specific position responsibilities and scope, experience and tenure, current job performance and Quaker’s overall financial results. In the case of some of our foreign-based executive officers, salary increases may be a result of legal mandates of a particular country or region which influence the final determinations of the Committee even when similar increases were not granted to officers of comparable positions residing in the United States. Based on its analysis of all of the factors referenced above, in 2018, the Committee recommended, and the Board approved, salary increases for each of the Named Executive Officers, effective March 11, 2018, except for Mr. Platzer whose salary increase was effective March 1, 2018. Mr. Barry’s salary increase is described below under the heading “Chief Executive Officer Compensation.” The other Named Executive Officers’ base salary increases and total base salary received for 2018 are described in the table below:

Named Executive Officer	Initial Base Salary Rate ($)	New Base Salary Rate ($)	Base Salary Received ($)
Mary Dean Hall	370,000	385,000	382,116
D. Jeffry Benoliel	359,378	370,159	368,086
Wilbert Platzer(1)	302,417	308,824	305,770
Joseph A. Berquist	331,081	347,000	343,939

(1)	Mr. Platzer’s compensation is paid in E.U. Euros. All foreign currency amounts reflected in this table were converted to U.S. Dollars at the spot rate in effect on December 31, 2018.

Annual Cash Incentive Bonus

The second component of the total direct compensation package is the annual cash incentive bonus, which is determined under the Global Annual Incentive Plan (“GAIP”). The GAIP is intended to provide associates of Quaker or its subsidiaries with an opportunity to receive incentive bonuses based on the achievement of pre-established goals. Bonuses under the GAIP may be paid in cash or in Quaker common stock, although we generally pay the GAIP bonus in cash, absent unusual circumstances.

The maximum bonus that an eligible associate may earn under the GAIP for a year is a percentage of the associate’s base salary. Those percentages for performance during 2018 (resulting in the GAIP payment in early 2019) are shown in the chart below. The bonus earned is based on achievement of both corporate financial and individual objectives. Corporate financial objectives are typically determined based on the budget for the coming year with the target bonus for the corporate portion set at or around budgeted consolidated net income. The actual bonus varies depending on actual performance. The individual objectives are further divided into regional objectives for regional associates (Mr. Berquist) and individual objectives for non-regional associates (Messrs. Barry, Benoliel, and Platzer and Ms. Hall). Regional executive officers have the opportunity to earn up to a maximum of 23.38% (which represents 182% of target) of their base salary on achievement of their regional objectives as opposed to a maximum of 11.69% for individual objectives for non-regional associates (excluding the CEO who can earn a higher amount). The CEO can earn a maximum of 25% of his base salary for

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COMPENSATION DISCUSSION AND ANALYSIS

achieving individual objectives. The Committee determined that the higher potential individual objective percentage for the CEO is warranted due to his heightened responsibility and experience, and after considering relevant market data. To achieve the maximum regional bonus, regional operating income must exceed budgeted levels and other regional financial and non-financial goals must be met. In addition, because the total amount of an individual’s GAIP bonus can never exceed his or her overall maximum bonus opportunity, if the sum of the actual corporate bonus earned and the regional bonus earned exceeds the overall maximum opportunity, the regional bonus earned is limited to the individual’s overall maximum opportunity. The rationale for providing this opportunity to regional executive officers is to reward them with up-side potential in years where there is strong performance in the applicable region but overall corporate performance is lower due to weakness in other regions or other factors negatively impacting the corporate component of the bonus. The specific corporate financial goals and individual goals, respectively, for performance during 2018 are discussed below under the headings “Corporate Financial Goals” and “Individual Goals.”

The following chart shows, as a percentage of base salary, the maximum potential bonus and the bonus amounts payable on target achievement and maximum achievement, allocated between corporate and individual objectives for 2018. The table also shows the percentage and amount of base salary actually paid as a result of achievement during 2018.

Named Executive Officer	Maximum GAIP Bonus Opportunity (as a % of base salary)(1)		Corporate Financial Objectives (as a % of base salary)			Individual Objectives (as a % of base salary)				Total GAIP Bonus Earned and Paid ($)
			Target	Maximum	Achieved(2)	Target	Maximum(1)	Achieved(3)
Michael F. Barry	200	(4)	75.000	175.00	115.00	25.00	N/A	25.00		1,190,000
Mary Dean Hall	93.5		35.063	81.81	53.76	11.69	N/A	11.69		251,983
D. Jeffry Benoliel	93.5		35.063	81.81	53.76	11.69	N/A	11.69		242,269
Wilbert Platzer	93.5		35.063	81.81	53.76	11.69	N/A	11.69		202,125
Joseph A. Berquist	93.5		35.063	81.81	53.76	11.69	23.38	16.27	(5)	243,009

(1)

The maximum bonus payable on account of achieving corporate financial objectives and individual objectives may not exceed the overall maximum GAIP bonus opportunity. If the sum of an individual’s actual corporate bonus earned and individual or regional bonus earned exceeds his or her maximum GAIP bonus opportunity, the total individual or regional bonus earned is limited to the individual’s maximum GAIP bonus opportunity.

(2)

All eligible participants earned an award well above target level for the corporate component of the GAIP bonus, receiving an award equal to 66% of the maximum amount for the corporate component of such bonus. See “Corporate Financial Goals” below for further details.

(3)

The Company determined that Messrs. Barry, Benoliel, and Platzer and Ms. Hall each achieved their individual (personal) goals and, therefore, awarded them 100% of the target portion of the GAIP bonus attributable specifically to individual goals. (For non-regional associates, no more than the target amount may be achieved for individual goals.)

(4)

In 2018, Mr. Barry’s maximum annual incentive award opportunity was 200% of his base salary. The applicable maximum annual incentive award opportunity for our other Named Executive Officers was 93.5% of their base salary. The Committee determined that the CEO be provided with a higher GAIP maximum bonus opportunity based on benchmarking of market data for similar CEO positions.

(5)	The performance of Mr. Berquist for his individual regional goals was at a level equal to 139% of the target regional opportunity he could have earned, as explained in detail below.

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COMPENSATION DISCUSSION AND ANALYSIS

Corporate Financial Goals

The corporate financial goals for the 2018 GAIP bonuses were based on the Company’s consolidated net income and were set at $64.7 million of net income at threshold (the level at which the bonus pool began to accumulate), $71.9 million of net income at target and $79 million of net income at maximum. The Committee selected these net income levels, which were approved by the Board, because of their correlation to the 2018 budgeted adjusted net income of $71.9 million, the level of improvement over 2017 adjusted net income and the difficulty of achieving these targets in a very challenging business environment.

When the Committee set the 2018 GAIP targets, it also approved certain significant non-budgeted business circumstances for which adjustment could be made by the Committee to the reported net income for purposes of calculating the award. They included site consolidation expenditures for consolidating U.S. operations beyond budgeted amounts; customer bankruptcies or customer plant shutdowns; change in accounting principles; unusual factors driving an increased tax rate; non-recurring adjustments to income such as asset write-downs or write-offs, restructuring and related charges and first-year acquisition costs/losses; adverse legal judgments, settlements, litigation expenses, and legal (including value-added-tax (“VAT”) assessments) and environmental reserves; expenditures for discretionary Board initiated or approved corporate actions, plans or major initiatives, including individual personnel actions; changes in foreign exchange rates; and interest expense from the Company’s share repurchase program. To be “significant” an individual effect must have a pre-tax impact of at least $200,000, or the pre-tax equivalent for tax adjustments. No adjustment to earnings is applied unless the aggregate total of all effects is at least $1 million on a pre-tax basis.

In 2018, reported net income was $59.5 million, which includes the Company’s GAIP bonus accrual. The Company’s net income adjusted for this GAIP bonus accrual would have exceeded the threshold net income level referenced above. Under this adjusted net income level, a corporate award equal to 11% of the corporate maximum would be earned. The Committee considered six non-budgeted items in determining the actual payout percentage. These six non-budgeted items mainly, but not exclusively, reflect non-GAAP items outlined in our reported financial results for fiscal 2018. The Committee used its discretion to adjust the net income amount downward to exclude the equity income from a captive insurance company, to exclude the proceeds related to the liquidation of an inactive legal entity, and to exclude the income received related to a litigation settlement. The Committee also adjusted the net income upward to adjust for Houghton International, Inc. (“Houghton”) combination costs, the effect of certain favorable tax impacts, as well as adjusting for the currency conversion impacts of certain hyper-inflationary economies. Accordingly, taking into account the adjustments made by the Committee, all participants earned an award equal to 66% of the maximum potential for the corporate component of the overall GAIP bonus.

Individual Goals

When setting the individual goals under the GAIP, the Committee receives specific input from the CEO and reviews the approved operating plan for the upcoming fiscal year. The CEO also recommends the goals for the other Named Executive Officers and works with the Committee to determine his own individual goals. The Committee works closely with the CEO to review and analyze the selected performance metrics and the probabilities and risks of achieving these metrics. Ultimately, the Committee approves the individual goals for the CEO and the other Named Executive Officers. For 2018, the Committee determined that these goals were difficult for the Named Executive Officers to achieve but achievable with substantial effort by each of them.

In 2018, Mr. Barry’s individual goals included, among other things, achieving the 2018 financial plan (with focus areas including sales, cash flow from operating activities, and EBITDA (which we defined as net income before interest, taxes, depreciation and amortization) per the approved budget); executing the Company’s strategic

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COMPENSATION DISCUSSION AND ANALYSIS

plan for each business segment (with focus areas including achieving established goals for the key account management program and customer relations management system); strengthening the Company for the future (including continued work on a business transformation project in one of the Company’s regions); completing additional North America sites for the Company’s Responsible Care initiative; completing major Company programs (including the Company’s safety and sustainability initiatives and the finalization of the Company’s “economic value added” performance analysis for each region globally); and providing appropriate governance and risk management for the Company (including having no material weaknesses or restatements to earnings in 2018 and completing and reviewing with the Board the Company’s enterprise risk management program).

Because the Committee determined that Mr. Barry had met 100% of his established individual GAIP goals, he was awarded 100% of his individual objectives portion of the GAIP bonus. The majority of Mr. Barry’s goals were qualitative in nature, however, Mr. Barry’s goals did have quantitative components. The 2018 financial plan included the key metrics of sales, cash flow from operating activities, and EBITDA growth as areas of focus. Despite the challenging global economic environment, sales and adjusted EBITDA results in 2018 were records for the Company with adjusted EBITDA results surpassing the results from both 2016 and 2017. Net sales increased by 6% year-over-year and adjusted EBITDA was up 9% from 2017, exceeding $100 million for the fourth consecutive year and for only the fourth time in Company history. Cash flow from operating activities was a record $78.8 million, an increase of 22% from prior year. Our average stock price in 2018 was $168.20 per share compared to $142.29 per share in the prior year, an almost $26 increase year-over-year and an all-time record share price.

The individual goals of the other executive officers were a mix of limited quantitative performance objectives (for the regional associates) and managerial goals, such as achieving regional business and operating budgets; achieving capital expenditure targets; achieving certain contribution margin levels; achieving certain net cash flow targets; ensuring that strategic plans are properly executed for his or her area of responsibility; continuing to implement Company safety programs to strengthen the safety culture; and upgrading the Company’s enterprise risk management processes and programs. Three of the corporate Named Executive Officers (Messrs. Benoliel and Platzer and Ms. Hall) achieved 100% of their maximum opportunity on their individual components of the annual bonus as they achieved their individual goals as outlined below. Mr. Berquist, the one regional Named Executive Officer for 2018, earned 139% of his regional target bonus opportunity. Mr. Berquist’s region was above the target goal on regional profitability, and he met many of his other regional goals (including in compliance and certain budgetary areas as explained below) to earn this percentage.

For 2018, the Named Executive Officers (other than Mr. Barry) had the following individual or regional goals:

•

Ms. Hall had quantitative goals of increasing the Company’s overall contribution margin (defined as the overall selling prices of Company products minus all variable costs) and meeting or exceeding certain budgeted financial targets, including achieving budgeted net income, EBITDA and cash flow targets and six qualitative individual goals: (i) ensuring all finance and information technology critical functions are operational on day one of the closing of the anticipated Houghton combination with no disruptions in reporting or other requirements; (ii) maintaining reporting and disclosure quality and ensuring no significant deficiencies, material weaknesses or recurring Sarbanes-Oxley (“SOX”) issues as part of the Company’s internal controls testing; (iii) co-leading of the implementation of a business transformation project in one of the Company’s regions and achieving expected efficiency benefits; (iv) maintaining investor relationships and developing plans to expand analyst coverage post-closing of the Houghton combination; (v) establishing a consistent and reliable global process for banking and hedging requirements; and (vi) managing interest expense to reduce costs.

•

Mr. Benoliel had a main quantitative goal of increasing the contribution margin (defined as the overall selling prices of Company products minus all variable costs) of his various global businesses and numerous qualitative individual goals that focused on business strategy and strategic planning for both global and

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COMPENSATION DISCUSSION AND ANALYSIS

regional businesses, product research and development and technology processes across the organization and for certain specific business segments, specifically including the metalworking, can, mining, and tube and pipe business. Additional goals included updating certain key strategic initiatives for the business segments, certain organizational projects in such business segments, and certain other projects related to our joint ventures and other strategic relationships.

•

Mr. Platzer had six principal goals for the function he supervised in 2018: (i) achieving the 2018 budgeted global manufacturing cost and capital expense targets; (ii) continuing to strengthen the safety culture and meeting certain targets in this area; (iii) achieving recertifications for various Company locations for the Company’s Responsible Care Program; (iv) achieving additional certifications for several additional locations for such Program; (v) ensuring SOX compliance (with no material weaknesses, significant deficiencies or recurring issues); and (vi) meeting certain agreed upon developmental actions.

•

Mr. Berquist had thirteen principal goals for the region he supervised: (i) achieving the 2018 budgeted net income and net cash flow targets; (ii) increasing the contribution margin in his region to certain budgeted percentages; (iii) achieving working capital and capital expenditure budgeted targets; (iv) maintaining all key customer business and managing customer churn; (v) fully evaluating the “economic value added” performance analysis and recommendations and having appropriate action plans in place by customer and segment; (vi) achieving global expansion of certain product lines and businesses; (vii) meeting certain budget targets for core markets and particular key strategic initiatives and specific business segments and product lines; (viii) continuing to strengthen the safety culture and meeting specific targets in this area; (ix) establishing key account management protocols and establishing a three-year calendar for strategic planning; (x) ensuring SOX compliance (with no material weaknesses, significant deficiencies or recurring issues); (xi) monitoring compliance with the Foreign Corrupt Practices Act of 1977 and continuing the monitoring, auditing and training programs; (xii) implementing the 2018 corporate social responsibility program goals; and (xiii) successfully achieving the account management program 2018 goals. Mr. Berquist achieved 139% of his regional bonus opportunity. His region was above the target goal on profitability and contribution margin, and he met various of his other regional goals, including, but not limited to, strengthening the safety culture and meeting certain targets, meeting certain budget targets for core markets and particular key strategic initiatives, and ensuring SOX compliance.

Long-Term Incentives

Our shareholders approved the 2016 Long-Term Performance Incentive Plan (“LTIP”) at our 2016 annual meeting of shareholders and the long-term incentive awards discussed in this Compensation Discussion and Analysis section of this proxy statement were awarded under the LTIP.

Under the LTIP, stock options, restricted stock, long-term cash payments and other types of awards can be made to participants. This plan is intended to assist us in attracting, retaining and motivating employees, non-employee directors and consultants through the use of compensation that rewards long-term performance. The use of stock-based compensation in our long-term incentive plan balances the cash-based annual incentive bonus and cash portion of our long-term performance plan. The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of Quaker’s shareholders. Under the LTIP, a three-year performance period is used. Generally, employees selected as award recipients hold key positions impacting the long-term success of Quaker and its subsidiaries. These awards are based on overlapping three-year performance periods, so a new program starts each year and a payment is made each year, if earned.

Under the Company’s LTIP, in 2016, Mr. Barry and the other Named Executive Officers were awarded options, time-based restricted stock and a target cash award for the 2016-2018 performance period. Payment of the cash award was dependent upon achieving a pre-determined targeted performance over the three-year period based on the Company’s relative total shareholder return (“TSR”) as compared to the TSR of the S&P SmallCap 600 (Materials Group). The threshold for the TSR target was relative performance at the 30th percentile of the

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COMPENSATION DISCUSSION AND ANALYSIS

comparison group, target was at the 50th percentile and maximum was at the 85th percentile. For this period, Quaker’s TSR of 168% equated to a peer group ranking in the 98th percentile of the comparison group warranting a payout at maximum. For these purposes, TSR is calculated by using the one-month average stock price at the end of the performance period, divided by the one-month average stock price at the beginning of the performance period, plus any dividends paid over that period.

The Committee reviewed current trends in long-term compensation practices with WLTW. The most recent review confirmed that Quaker’s practices were generally consistent with those of other public companies and are as follows:

•

Provide for three types of awards (cash, restricted stock and options) to senior executives, including the Named Executive Officers, but limit awards for lower level executives and senior management to cash and restricted stock.

•

The cash portion of the Company’s LTIP is performance-based. The performance criteria for the cash payment is a single metric, relative TSR over the applicable period as compared to the S&P SmallCap 600 (Materials Group). By tying the cash award to shareholder value, it allows a market metric to be used as a performance measure without accounting complications.

•

Restricted stock is time based and vests at the end of three years assuming continued employment of the grantee. These restricted shares are eligible for dividends payable, prior to and after vesting, at the time dividends are paid generally.

•	Options are time based and vest in three approximately equal installments over a three-year period commencing with the anniversary of the date of grant.

The relative value of each of the three categories of awards is roughly equal at the time of grant assuming target performance for the cash portion. The starting point for determining the Named Executive Officers’ LTIP award is to first determine the percentage of base pay for each position at the 50th percentile of market comparables.

Similar to the other components of total direct compensation, other factors in determining the actual percentage of base salary are taken into consideration such as experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance and internal equity. Based on recommendations from the Committee’s outside compensation consultants as to typical plan design, in recent years (including 2018) the Committee has divided the total LTIP award into three components, allocated equally (based on fair value) to stock options, restricted stock and a target cash award.

In the first quarter of 2018, the Committee selected participants for the 2018-2020 performance period, including all of the Named Executive Officers. The specific amount of each award was determined based on market data provided by WLTW, as well as the relative position and role of each executive officer within the Quaker organizational structure, influence on long-term results, past practice, performance factors independent of the terms and amounts of awards previously granted and policy targets for the mix of compensation between base salary, annual and long-term incentives. The Committee determined that the use of the percentage of base salary has at times caused internal inequity issues. To mitigate this dynamic, the Committee has begun to use market data related to a percentage of base salary with application of an absolute value in making awards determination for similarly valued positions of Vice President, Chief Financial Officer and Treasurer; Vice President and Managing Director – North America; Vice President – Global Operations, EHS and Procurement; and Vice President and Global Leader – Metalworking, Can and Mining. The Committee agreed with the proposed recommendations for total LTIP valuation of each executive. The target award for Mr. Barry was 220% of base salary while for the other Named Executive Officers the range was 46% to 51% of base salary. The comparative data indicated that the CEO’s LTIP target awards percentage should be higher than the other Named Executive Officers because his leadership role in the global organization and level of responsibility and experience warrants the greater percentage opportunity.

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COMPENSATION DISCUSSION AND ANALYSIS

Under the LTIP, with respect to the 2018-2020 performance period, Mr. Barry received a long-term incentive grant consisting of a target cash award opportunity of $623,333, 4,107 shares of restricted stock and 20,251 options. Ms. Hall and Mr. Berquist each received a target cash award opportunity of $76,667, 505 shares of restricted stock and 2,490 options. Mr. Platzer received a target cash award opportunity of $56,667, 373 shares of restricted stock and 1,841 options. Mr. Benoliel received a target cash award opportunity of $170,000.

The exercise price of options awarded under the LTIP is not less than 100% of the “fair market value” of a share of Quaker common stock on the date the option was granted, which is defined as the last sale price for a share of common stock as quoted on the NYSE for that date or, if not reported on the NYSE for that date, as quoted on the principal exchange on which the common stock is listed or traded, and if no such sales are made on that date, then on the next preceding date on which there are such sales.

Comparative Stock Price Performance Graph

The following graph compares the cumulative total return (assuming reinvestment of dividends) from December 31, 2013 to December 31, 2018 for (i) Quaker’s common stock, (ii) the S&P SmallCap 600 Index (the “SmallCap Index”), and (iii) the S&P 600 Materials Group Index (the “Materials Group Index”). The graph assumes the investment of $100 on December 31, 2013 in each of Quaker’s common stock, the stocks comprising the SmallCap Index and the stocks comprising the Materials Group Index.

	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017	12/31/2018
Quaker Chemical Corporation	$100	$121.21	$103.27	$173.53	$206.55	$245.59
S&P SmallCap 600 Index	100	105.76	103.67	131.20	148.56	135.96
S&P 600 Materials Group Index	100	100.30	74.58	115.37	126.81	98.59

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COMPENSATION DISCUSSION AND ANALYSIS

Chief Executive Officer Compensation

The Committee generally uses the same factors in determining the compensation of the CEO as it does for the other executive officers. The Committee considers CEO compensation in the Peer Group and the benchmarking data provided by WLTW as a starting point for determining competitive compensation. The Committee then, in consultation with the CEO, develops Company performance objectives for the CEO and periodically assesses the performance of the CEO. The Committee also evaluates how much the CEO should be compensated in relation to the other Company executives, but the Committee has not adopted any formula linking the level of CEO compensation to that of other executives. Based on Mr. Barry’s level of responsibility, experience, market data and the Company’s performance, the Committee determined that Mr. Barry’s pay was in an appropriate range in absolute terms and as compared to the other executive officers. Mr. Barry’s base salary at the start of 2018 was $825,000 and, based on Mr. Barry’s level of responsibility, experience, market data and the Company’s performance, he received a raise, effective March 11, 2018, to $850,000. Accordingly, the total base salary Mr. Barry received for 2018 was $845,192. Additionally, given Mr. Barry’s tenure as CEO and in recognition of the record Company results over the past several years and the significant shareholder value created over the same time period, including a Company-record average stock price in 2018, he received a raise, effective in March of 2019, to $880,000. Further, the Committee determined this increase to be appropriate given the overall Company performance and that it and the awards discussed in the next paragraph keep Mr. Barry’s total direct compensation generally within comparable market data. For more information on the terms of Mr. Barry’s employment and compensation, please refer to the section below titled “Mr. Barry’s Employment Agreement.”

In 2018, Mr. Barry’s total bonus potential under the GAIP was 100% of his base salary at target and 200% of his base salary at maximum if all goals were met. For 2019, Mr. Barry’s total bonus potential under the GAIP will be 100% of his base salary at target and 200% of his base salary at maximum if all goals are met. For the 2018-2020 performance period, Mr. Barry received a long-term incentive grant opportunity of $1,870,000 at target which equates to 220% of his base salary. In addition, the Committee determined that these increases in Mr. Barry’s incentive compensation were warranted due to his increased experience and tenure in the position, and also due to the Company’s continued strong financial and overall performance and the consistently large increase in shareholder value over the past several years, including the record share price in 2018. The Committee determined these increases to be particularly appropriate because they keep Mr. Barry’s total direct compensation generally within comparable market data.

Stock Ownership Policy

To align the interests of executive officers with the interests of our shareholders, each of the Named Executive Officers must maintain a minimum ownership in Quaker stock. For the CEO, the minimum is five times his base salary and for our other Named Executive Officers the minimum is one and one-half times the executive’s base salary. The ownership levels must be attained by the end of five years after the later of the appointment of the person as an executive officer (including the Named Executive Officers) or the date the policy was modified. All of the Named Executive Officers were in compliance with the stock ownership policy as of June 30, 2018 when last reviewed by the Committee. The Committee reviews the ownership levels once per year typically in the mid-year time frame.

Retirement Benefits

U.S. Qualified Defined Benefit Plan

Before 2006, most of Quaker’s U.S. employees were covered by a non-contributory qualified defined benefit retirement plan. The plan, when originally adopted, had a traditional final pay formula for calculating a participant’s benefit which had been modified over the years. In 2001, a new formula was adopted. It is an

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COMPENSATION DISCUSSION AND ANALYSIS

accrual-based formula providing for annual credits of 3% to 7% of an employee’s salary depending on age and service, with interest on the balance accruing based on the average rate of interest on 30-year treasury bonds (or 3.79%, if more). The pension benefit is currently calculated based on the benefit accrued under the old formula as of December 31, 2000, and then under the new formula commencing January 1, 2001. In 2005, the pension plan benefits were frozen for all non-union participants, including all U.S. based executive officers, resulting in no further increase in pension benefits for compensation or service after such date. In 2013, the pension plan benefits were frozen for union participants. In November 2018, the Board resolved to terminate the plan. Quaker is in the process of taking various actions to effect the complete termination of the pension plan including applying to the Internal Revenue Service for a favorable determination letter on the termination, drafting plan communications to participants and selecting an annuity provider and/or an insurance company for any amounts for which annuities need to be purchased. Quaker currently expects to complete the termination process by 2020.

Foreign Plans

Mr. Platzer’s retirement benefits are provided under a defined benefit pension plan maintained by the Company’s Netherlands operating subsidiary.

The salary ceiling for the calculation of Mr. Platzer’s retirement benefits remains at E.U. Euros 250,000. Since 2004, the Netherlands plan has had a career average pay formula that provides for a target retirement benefit of 80% of career average salary assuming employment of 40 years. In 2004, the formula was modified freezing salary levels at then current levels for pension purposes, with annual increases aligned with the wage index. To the extent the increase in inflation exceeds 3%, half of the excess will be added to the assumed rate of annual increases with a maximum of 4%. Prior to 2004, the plan was a final salary plan and provided 70% of final salary assuming employment of 40 years. For pension purposes, pensionable salary is defined as 14.02 times monthly salary. Pension liabilities under this plan are funded through an insurance policy.

Nonqualified Supplemental Retirement Income Program

We also provide supplemental retirement income to certain of our U.S. based executive officers. Executive officers are designated by the Committee to participate in the Supplemental Retirement Income Program (“SRIP”).

At this time, Messrs. Barry and Benoliel are the only active executive officers participating in the SRIP. It provides an annual benefit of 50% of the participant’s pre-tax “average annual compensation,” reduced by three offsets and further reduced if the participant completes fewer than 30 years of service. This benefit is generally payable over the participant’s lifetime, starting within seven months after the participant’s retirement (on account of disability or after attaining age 62), or starting after the participant’s 65th birthday (if the participant’s employment terminates after five years of participation but before retirement). Other benefit forms are 36 monthly installments (if payments start after the participant attains age 65) or monthly payments over the lifetime of the participant with a lump sum payable to his surviving beneficiary. However, benefits are payable in a lump sum if the present value of the participant’s benefit does not exceed a Code limit ($18,500 for distributions in 2018) or if the participant dies or a change in control occurs.

Average annual compensation is defined for this program as the average of the participant’s annual base compensation and annual bonuses paid in the three calendar years (of the last ten) in which such amounts were the highest. The offsets are the participant’s annual Social Security benefit (based on certain assumptions), the annual benefit payable to the participant over his lifetime under the qualified defined benefit retirement plan discussed above, and the aggregate amount of the qualified non-elective contributions made on the

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COMPENSATION DISCUSSION AND ANALYSIS

participant’s behalf under the Quaker Chemical Corporation Retirement Savings Plan (plus assumed earnings) expressed as an annual benefit payable over the participant’s lifetime. The service reduction is equal to 3.333% for each year (or partial year) of service fewer than 30 completed by the participant.

For the two remaining active participants in SRIP, their accrued benefit is the greatest of:

1.	the benefit payable under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the participant’s salary plus bonus and years of employment when he attained age 55; or

2.

the sum of the benefit the participant would have accrued as of December 31, 2006, under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the participant’s salary plus bonus and years of employment at December 31, 2006, plus the benefit the participant accrues under the new formula, described above, but disregarding service completed before 2007; or

3.	the amount determined under the new formula described above.

It is anticipated that from December 2018 onwards the new formula will yield the highest benefit.

Mr. Barry is entitled to receive additional service and age credit (18 months, in the case of termination other than on account of death, “disability” or by us for “cause” or a “covered termination,” as the latter term is defined in his Change in Control Agreement and 24 months in the event of a “covered termination,” as such term is defined in his Change in Control Agreement) for all purposes under the SRIP, including for purposes of determining Mr. Barry’s eligibility for the “age 55” formula described in 1, above.

Severance and Change in Control Benefits

The Committee believes that appropriate severance and change in control benefits are an important part of the total compensation benefits package because they enhance our ability to compete for talent and foster stability in our management. Quaker has entered into employment agreements with each of our Named Executive Officers, pursuant to which severance benefits are payable to each of them and has also entered into change in control agreements with each of them pursuant to which the executive officers will receive certain benefits if they are terminated within a specified period following (or with respect to Mr. Platzer, a specified period before) a change in control of Quaker. In determining amounts payable, the Committee seeks to provide severance benefits sufficient to allow our executives time to find a comparable position elsewhere and change in control benefits sufficient to induce our executives to support a change in control transaction fully and remain with us despite any risk of termination after the transaction.

Mr. Barry’s Employment Agreement

Mr. Barry is employed pursuant to an employment agreement that automatically renews for one-year terms unless either Quaker or Mr. Barry gives 90 days’ prior notice of non-renewal. In accordance with the terms of the employment agreement, the Committee reviews and adjusts Mr. Barry’s annual base salary each year. The total base salary Mr. Barry received for 2018 was $845,192. Mr. Barry is eligible to participate in our GAIP and LTIP, as well as certain other benefit programs as discussed earlier in this proxy statement.

Mr. Barry’s employment agreement provides that upon the termination of his employment for any reason, except for death or “disability,” or by us for “cause,” or a “covered termination,” as this latter term is defined in his Change in Control Agreement, Quaker will pay him 18 monthly severance payments that, in the aggregate, are equal to 150% of his base salary at the time of termination plus a bonus equal to the average annual bonus paid to him under Quaker’s annual incentive compensation in the applicable three-year period, excluding from the average any year in which no amounts were paid. In general, this three-year period would be expected to be the year of termination and the two preceding years (if Mr. Barry received a bonus in the year of his termination), or otherwise, the three calendar years prior to his termination of employment.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition to the payments described above, Mr. Barry is entitled to 18 months of medical and dental coverage at a level equal to the coverage provided before his date of termination of employment and the severance allowance will be taken into account in determining his retirement benefit under the SRIP. In addition, an additional 18 months of service and age will be credited in determining this retirement benefit. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement. Mr. Barry’s severance payments are contingent upon signing a form of release satisfactory to Quaker.

“Cause” is defined under Mr. Barry’s employment agreement as willful and material breach of the terms of his employment agreement (after having received notice thereof and a reasonable opportunity to cure or correct) or dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of Mr. Barry’s duties to Quaker that is materially injurious to the Company, or a conviction of or guilty plea to a felony. A “covered termination” is termination of Mr. Barry’s employment within two years following a change in control by the Company without cause or by Mr. Barry for “good reason” (as defined in the change of control agreement between the Company and Mr. Barry).

In the case of termination of employment because of disability, Mr. Barry will be entitled to at least 50% of applicable pay during the period that benefits are payable under our long-term disability plan. In the case of termination of employment because of death, Mr. Barry’s beneficiary would receive in a lump sum the higher of two times his annual base salary for the year in which his death occurred or the death benefit (as a multiple of base salary) to which any other executive officer would be entitled. The Company currently has a program in which all Named Executive Officers participate entitling each to a death benefit equal to 100% of base salary in the year of death and 50% of base salary in each of the four years thereafter. Mr. Barry would be entitled to this death benefit as it provides a greater benefit than that provided under his employment agreement. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement.

In the case of a termination (other than for death, disability, by us for “cause,” or by Mr. Barry other than for “good reason”) within two years following a change in control, Mr. Barry would, instead of the payments described above, be entitled to payment equal to two times the sum of his highest annualized base salary during his employment plus an amount equal to the greater of (i) the average of the annual amounts paid to him under all applicable annual incentive plans during the applicable three calendar-year period described in Mr. Barry’s change in control agreement, excluding from the average any year in which no amounts were paid, or (ii) the target bonus which would have otherwise been payable to Mr. Barry for the calendar year in which the change in control transaction occurred. In general, this three-year period would be expected to be the year of termination and the prior two years (if Mr. Barry received a bonus in the year of his termination) or, otherwise, the three calendar years prior to his termination of employment.

In addition, Mr. Barry would be entitled to receive (i) his earned but unpaid base salary through the date of termination at the current rate, or if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to him in respect of the calendar year ending prior to termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs which would have been payable had the target level of performance been achieved for the calendar year; and (iv) the pro rata portion of any and all awards under the LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level of performance been achieved for the performance period. In addition, Mr. Barry’s severance allowance will be taken into account in determining his retirement benefit under the SRIP and an additional 24 months of service and age will be credited in determining this retirement benefit. Mr. Barry is also entitled to one-year outplacement services and participation in our medical, dental and life insurance programs as if still

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COMPENSATION DISCUSSION AND ANALYSIS

employed for a period of two years. To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times Mr. Barry’s average annual compensation for the prior five years), the severance allowance will be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to him). The Committee believes that providing benefits for Mr. Barry’s termination within two years following a change in control is fair because he has the broadest responsibility and accountability in ensuring the success of our business and would be crucial to retain in any change in control. This is consistent with our philosophy of tying compensation to level of responsibility and influence over the Company’s results and performance. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement. These benefits will be paid or provided only if Mr. Barry signs a general release of claims unless prohibited by local law.

Mr. Barry’s employment agreement contains a confidentiality and an 18-month non-competition provision, in the event of termination for any reason. In addition, Mr. Barry’s change in control agreement contains a confidentiality and a 24-month non-competition provision, in the event of termination for any reason. If a court were to determine that he breached these provisions, the Company’s obligations to make payments under the agreements would terminate.

Other Named Executive Officers

Messrs. Benoliel, Platzer and Berquist and Ms. Hall are each entitled to severance under their respective employment agreements if the Company terminates their employment (other than in the case of termination for “cause” (for those agreements where “cause” is defined), disability, death or retirement) equal to 12 months base salary at their then current rate of salary. In addition, Mr. Platzer is entitled to severance prescribed by law in certain foreign jurisdictions which, if greater, would be in lieu of any severance due under any agreements with Quaker. “Cause” is defined in Mr. Platzer’s employment agreement as: (i) willful and continued failure (following written notice) of the executive to perform his duties under the employment agreement; or (ii) the willful engaging by the executive in a continued course of misconduct which is materially injurious to Quaker, monetarily or otherwise. In the case of Messrs. Benoliel and Berquist and Ms. Hall, “cause” generally means: (i) willful and material breach of their memorandum of employment; (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of duties which is materially injurious to Quaker; or (iii) conviction of or plea of guilty or nolo contendere to a felony. Messrs. Benoliel, Platzer and Berquist and Ms. Hall are also entitled to reasonable outplacement assistance under their respective employment agreements. Messrs. Benoliel’s, Platzer’s and Berquist’s and Ms. Hall’s severance payments are contingent upon signing a form of release satisfactory to Quaker. None of the Named Executive Officers are entitled to severance under their employment agreements if they terminate their employment voluntarily, even if for good reason. Under their respective employment agreements, Messrs. Benoliel and Berquist and Ms. Hall would receive any severance payments in semi-monthly installments and Mr. Platzer would receive any severance payments in a lump sum. See also the discussion under the caption “Termination Other than for Cause, Disability, Death or Retirement” in this proxy statement.

Following mutually agreeable discussions with Mr. Benoliel during 2017, it was decided that as part of the Company’s integration planning for its combination with Houghton, Mr. Benoliel’s current position would be restructured. After subsequent discussions, Mr. Benoliel left the Company effective March 1, 2019. Mr. Benoliel will receive severance and other benefits that will be substantially similar to those he would have received in connection with a termination of employment following a change in control of the Company pursuant to his existing change in control agreement with the Company.

2019 Proxy Statement | 37

COMPENSATION DISCUSSION AND ANALYSIS

Quaker has entered into change in control agreements with each of its Named Executive Officers. Under these agreements (Mr. Barry’s is described above), the officers other than Mr. Barry are entitled, if terminated (other than for disability, death, by us for “cause,” or by the executive officer other than for “good reason”) within two years following (or also within six months before, with respect to Mr. Platzer) a change in control, to severance in an amount equal to 1.5 times the sum of highest annualized base salary plus an amount equal to the average of the total annual amounts paid to the executive under all applicable annual incentive compensation plans during the applicable three calendar-year period described in the change in control agreements, excluding from the average any year in which no amounts were paid. In general, this three-year period would be expected to be the year of termination and the prior two years (for Messrs. Benoliel and Berquist and Ms. Hall, if the executive received a bonus in the year of the executive’s termination of employment) or, otherwise, the three calendar years prior to the year of his or her termination of employment. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement. In addition, these executive officers are entitled to receive (i) earned but unpaid base salary through the termination at the rate in effect on the date of termination or, if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to the executive in respect of the calendar year ending prior to the termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs based on target performance for Messrs. Benoliel, Platzer and Berquist and for Ms. Hall; and (iv) the pro rata portion of any and all awards under the Company’s LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level performance been achieved for the performance period.

In addition to the amounts described above, our other Named Executive Officers are also entitled to one-year outplacement services and participation in our medical, dental and life insurance programs as if still employed for a period of 18 months. Mr. Platzer is also entitled to receive additional payments as prescribed by the law in the foreign jurisdiction in which he is located. These benefits will be paid or provided only if the executive officer signs a general release of claims unless prohibited by local law. In addition, the benefits and payments will be discontinued if the executive officer violates the confidentiality provisions of his or her respective change in control agreement (at any time) or the non-compete provisions of the change in control agreement (during employment or the one-year period thereafter). To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times the individual’s average annual compensation for the prior five years), the severance allowance will be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive).

In the change in control agreements “cause” generally means: (i) the willful and material breach of the employment agreement between the executive and Quaker (after having received notice and the reasonable opportunity to correct); (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of the executive’s employment with Quaker which is materially injurious to Quaker; or (iii) conviction of or plea of guilty to a felony. “Good reason” includes, other than by reason of executive’s death or disability: (i) any reduction in the executive’s base salary from that provided immediately before the “covered termination” or, if higher, immediately before a change in control; (ii) any reduction in the executive’s bonus opportunity (including cash or noncash incentives) or increase in the goals or standards required to accrue that opportunity, as compared to the opportunity and goals or standards in effect immediately before the change in control; (iii) a material adverse change in the nature or scope of the executive’s authorities, powers, functions or duties from those in effect immediately before the change in control; (iv) a reduction in the executive’s benefits from those provided immediately before the change in control, disregarding any reduction under a plan or program covering employees generally that applies to all

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COMPENSATION DISCUSSION AND ANALYSIS

employees covered by the plan or program; or (v) the executive being required to accept a primary employment location which is more than 25 miles from the location at which he or she was primarily employed during the 90-day period prior to a change in control.

Other Benefits on Termination

In addition to the payments and benefits discussed above, the executive officers are entitled to the payments and benefits that are available to all employees on termination of employment, including vested benefits under the Company’s qualified defined benefit retirement plan and 401(k) plan, short-term and long-term disability benefits (in the event of disability) and life insurance benefits (in the case of death).

Perquisites and Other Benefits

As a general matter, the Company does not provide perquisites to its executive officers, other than an allowance for financial planning services. In Asia and Europe, consistent with regional compensation practices, cars are provided to mid and upper level managers. For more details on these perquisites, please refer to footnote 4 to the Summary Compensation Table.

2019 Proxy Statement | 39

COMPENSATION COMMITTEE REPORT

Compensation Committee Report

The Compensation/Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis section included above with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Quaker’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Compensation/Management Development Committee

Robert H. Rock, Chair

Donald R. Caldwell

Jeffry D. Frisby

William H. Osborne

40 | 2019 Proxy Statement	QUAKER CHEMICAL CORPORATION

COMPENSATION TABLES

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation awarded to, paid to, or earned by each of our executive officers who are named in the table. In this proxy statement, we sometimes refer to this group of individuals as our “Named Executive Officers.”

Name and Principal Position (a)	Year (b)	Salary ($)(c)		Bonus ($)(d)	Stock Awards(1) ($)(e)	Option Awards(1) ($)(f)	Non-Equity Incentive Plan Compensation(2) ($)(g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)(h)	All Other Compensation(4) ($)(i)	Total ($)(j)

Michael F. Barry Chairman of the Board, Chief Executive Officer and President	2018 2017 2016	845,192 820,192 792,308		0 0 0	623,237 549,976 499,936	623,367 549,994 499,998	2,190,000 1,735,965 1,610,920	517,000 1,153,000 864,000	49,385 57,227 53,844	4,848,181 4,866,354 4,321,006
Mary Dean Hall Vice President, Chief Financial Officer and Treasurer	2018 2017 2016	382,116 367,164 354,241		0 75,000 0	76,634 63,262 56,614	76,647 63,308 56,663	365,316 191,845 161,994	0 0 0	23,486 22,940 13,400	924,199 783,519 642,912
D. Jeffry Benoliel(5) Vice President and Global Leader – Metalworking, Can and Mining	2018 2017 2016	368,086 358,023 351,002		0 0 0	0 56,667 53,729	0 56,654 53,725	349,740 288,690 258,142	0 213,000 139,000	17,823 18,736 22,068	735,649 991,770 877,666
Wilbert Platzer Vice President – Global Operations, EHS and Procurement	2018 2017	338,253 333,845	(6)	0 0	56,603 56,667	56,670 56,654	313,130 271,375	2,795 304,985	35,843 26,950	803,294 1,050,476
Joseph A. Berquist Vice President and Managing Director – North America	2018 2017 2016	343,939 328,049 312,428		0 75,000 0	76,634 56,667 53,729	76,647 56,654 53,725	350,480 269,572 239,497	0 6,000 2,000	21,193 23,026 26,641	868,893 814,968 688,020

(1)

The amounts in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s LTIP. Assumptions used in the calculation of these amounts are included in Note 7 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(2)

The amounts in column (g) are incentive cash bonuses earned in 2018 and payable in 2019 under the LTIP ($1,000,000 for Mr. Barry; $113,333 for Ms. Hall; $107,471 for Mr. Benoliel; $111,005 for Mr. Platzer; and $107,471 for Mr. Berquist) and the Company’s Global Annual Incentive Plan (“GAIP”) ($1,190,000 for Mr. Barry; $251,983 for Ms. Hall; $242,269 for Mr. Benoliel; $202,125 for Mr. Platzer; and $243,009 for Mr. Berquist).

(3)

The amounts shown in column (h) reflect the actuarial increase or decrease in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See Note 20 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The present value of Mr. Barry’s benefits under all pension plans established by the Company increased by $517,000. The present value of Messrs. Benoliel’s and Berquist’s benefits under all pension plans established by the Company decreased by $72,000, and $7,000 respectively. The increase in the present value of the retirement benefits realized in

2019 Proxy Statement | 41

COMPENSATION TABLES

2018 over the value realized in 2017 for Mr. Barry was primarily due to aging, salary growth, and an additional SRIP accrual, which were partially offset by the impact of the increase in the discount rates used to determine the present values. The decrease in the present value of the retirement benefits realized in 2018 over the value realized in 2017 for Messrs. Benoliel and Berquist was primarily due to the increase in the discount rates used to determine the present values as well as a decrease in the assumed cash balance interest credit. Mr. Benoliel’s SRIP benefit reflects an additional SRIP accrual. The present value of Mr. Platzer’s benefits under the pension plan established by the Company’s Netherlands subsidiary increased by $2,795. The increase in the present value of the retirement benefits realized in 2018 over the value realized in 2017 was primarily due to normal growth from the addition of one year of service for Mr. Platzer, partially offset by the impact of the U.S. Dollar strengthening against the E.U. Euro, the increase in the discount rate used to determine the value of the retirement benefit, and a change in the mortality table to reflect the most recent mortality rates in The Netherlands.

(4)

Includes employer contributions by the Company to the U.S. based Named Executive Officers pursuant to the Company’s Retirement Savings Plan: $16,500 for Mr. Barry; $17,314 for Ms. Hall; $15,924 for Mr. Benoliel; and $16,500 for Mr. Berquist.

Includes the costs associated with the use of a Company-provided automobile consistent with the regional compensation practices in Europe for Mr. Platzer in the amount of $24,333.

Includes dividends paid on time-based restricted stock awards: $22,140 for Mr. Barry; $4,272 for Ms. Hall; $1,899 for Mr. Benoliel; $2,307 for Mr. Platzer; and $3,162 for Mr. Berquist.

Includes life insurance credit paid to Mr. Barry in the amount of $1,226.

Includes the costs associated with financial planning services: $1,900 for Ms. Hall and $1,531 for Mr. Berquist.

Includes the payment for unused vacation: $9,519 for Mr. Barry and $9,203 for Mr. Platzer.

(5)	Mr. Benoliel left the Company effective March 1, 2019.

(6)

Salary includes a representation fee and a holiday allowance: $6,492 and $25,991, respectively, for Mr. Platzer. Mr. Platzer’s compensation was paid in E.U. Euros. All foreign currency amounts reflected in this table were converted to U.S. Dollars at the spot rate in effect on December 31 of the year for which the information is reported.

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COMPENSATION TABLES

Grants of Plan-Based Awards

Provided below is information on grants made in 2018 to the Named Executive Officers under the Company’s LTIP. In February 2018, awards for the 2018-2020 period were made to the Named Executive Officers consisting of options vesting in three approximately equal installments over the three-year period, time-based restricted stock vesting after the three-year period and a cash bonus opportunity. See discussion under the heading “Long-Term Incentives” under the Compensation Discussion and Analysis section in this proxy statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price	Grant Date Fair Value of Stock and
Name (a)	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)	Stock or Units(2) (#)(i)	Underlying Options(3) (#)(j)	of Option Awards(4) ($/Sh)(k)	Option Awards(5) ($)(l)
Michael F. Barry	2/26/18	249,333	623,333	1,246,666	0	0	0	4,107	20,251	151.75	1,246,604
Mary Dean Hall	2/26/18	30,667	76,667	153,334	0	0	0	505	2,490	151.75	153,281
D. Jeffry Benoliel	2/26/18	68,000	170,000	340,000	0	0	0	0	0	0	0
Wilbert Platzer	2/26/18	22,667	56,667	113,334	0	0	0	373	1,841	151.75	113,272
Joseph A. Berquist	2/26/18	30,667	76,667	153,334	0	0	0	505	2,490	151.75	153,281

(1)

The amounts shown in column (c) reflect the minimum payment level under the Company’s LTIP, which is 20% of the maximum amount shown in column (e). The amount shown in column (e) is 200% of each target amount shown in column (d). The value or maturation of a performance incentive unit is determined by performance over a three-year period based on relative total shareholder return against a pre-determined peer group.

(2)	The amounts shown in column (i) for awards granted on February 26, 2018 reflect the number of shares of time-based restricted stock awarded under the LTIP with full vesting on February 26, 2021.

(3)

The amounts shown in column (j) reflect the combination of incentive and non-qualified options which were issued under the LTIP. These options vest one-third on each of the first, second and third anniversaries of the grant date, commencing on February 26, 2019.

(4)

With respect to the awards granted on February 26, 2018 under the provisions of the LTIP, the exercise price of the option is equal to the fair market value, which is defined as the last reported sale price on the grant date.

(5)

The amounts included in column (l) represent the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 7 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

2019 Proxy Statement | 43

COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options(1) (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)

Michael F. Barry	11,289	11,289	0	72.12	2/23/2023	6,932	(3)	1,231,886	0	0

	7,081	14,160	0	134.60	2/27/2024	4,086	(4)	726,123

	0	20,251	0	151.75	2/26/2025	4,107	(5)	729,855

Mary Dean Hall	2,559	1,279	0	72.12	2/23/2023	879	(6)	156,207	0	0

	815	1,630	0	134.60	2/27/2024	785	(3)	139,502

	0	2,490	0	151.75	2/26/2025	470	(4)	83,524

						505	(5)	89,744

D. Jeffry Benoliel	0	1,213	0	72.12	2/23/2023	745	(3)	132,394	0	0

	0	1,458	0	134.60	2/27/2024	421	(4)	74,816

Wilbert Platzer	0	1,213	0	72.12	2/23/2023	745	(3)	132,394	0	0

	730	1,458	0	134.60	2/27/2024	421	(4)	74,816

	0	1,841	0	151.75	2/26/2025	373	(5)	66,286

Joseph A. Berquist	0	1,213	0	72.12	2/23/2023	745	(3)	132,394	0	0

	730	1,458	0	134.60	2/27/2024	421	(4)	74,816

	0	2,490	0	151.75	2/26/2025	505	(5)	89,744

(1)

The options have a seven-year term. The vesting schedules for each of the grants whose expiration dates are listed follow: February 23, 2023, February 27, 2024 and February 26, 2025, one-third on each of the first, second and third anniversaries of the grant date. For options expiring on February 23, 2023, the grant date is February 23, 2016. For options expiring on February 27, 2024, the grant date is February 27, 2017. For options expiring on February 26, 2025, the grant date is February 26, 2018.

(2)	Reflects amounts based on the closing market price of the Company’s common stock on the NYSE of $177.71 per share on December 31, 2018.

(3)	Time-based restricted stock awards granted under the LTIP which vested on February 23, 2019.

(4)	Time-based restricted stock awards granted under the LTIP which vest on February 27, 2020.

(5)	Time-based restricted stock awards granted under the LTIP which vest on February 26, 2021.

(6)

Time-based restricted stock award granted under the LTIP of 3,519 shares. 880 shares vested on June 1, 2016; 880 shares vested on June 1, 2017; 880 shares vested on June 1, 2018; and 879 shares vest on June 1, 2019.

44 | 2019 Proxy Statement	QUAKER CHEMICAL CORPORATION

COMPENSATION TABLES

Option Exercises and Stock Vested

This table shows the number and value of stock options exercised and stock awards vested during 2018 by the Named Executive Officers.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise(1) (#)(b)	Value Realized on Exercise(2) ($)(c)	Number of Shares Acquired on Vesting (#)(d)		Value Realized on Vesting(3) ($)(e)
Michael F. Barry	5,965	391,901	4,696	(4)	710,411
Mary Dean Hall	0	0	880	(5)	135,027
D. Jeffry Benoliel	6,116	448,979	586	(4)	88,650
Wilbert Platzer	1,957	195,436	586	(4)	88,650
Joseph A. Berquist	1,957	145,827	586	(4)	88,650
			2,000	(6)	300,360

(1)

The amounts shown in column (b) reflect the total number of shares acquired on exercise. Mr. Barry elected to surrender shares to pay for the cost of the exercise and tax withholding. The net number of shares that Mr. Barry received was 1,335.

(2)

Reflects the difference between the exercise price of the option and the last reported sale price for a share of common stock as quoted on the NYSE on the date of exercise. The value of exercising stock options can be realized in cash or in stock. Of the value realized on exercise, all amounts reflect the value in cash.

(3)

Amounts reflect the closing price of the Company’s common stock on February 23, 2018 (February 25, 2018 was a Sunday) at $151.28 per share, on March 5, 2018 at $150.18 per share and on June 1, 2018 at $153.44 per share.

(4)	Represents a time-based restricted stock award under the LTIP which vested 100% on February 25, 2018.

(5)	Represents 880 shares of a time-based restricted stock award under the LTIP of 3,519 shares which vested 25% on June 1, 2018.

(6)	Represents 2,000 shares of a time-based restricted stock award of 4,000 shares under the LTIP which vested 50% on March 5, 2018.

2019 Proxy Statement | 45

COMPENSATION TABLES

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers and the number of years of service credited to each under each of the Pension Plans and the Supplemental Retirement Income Program under which they are (or may be) entitled to receive payments and benefits. Ms. Hall is not listed in the table below because she does not participate in any of the Pension Plans or the Supplemental Retirement Income Program. For information on the valuation methodologies and material assumptions used in quantifying the present value of the accrued pension benefit, see Note 20 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Also, see discussion under the heading “Retirement Benefits” under the Compensation Discussion and Analysis section in this proxy statement.

Name (a)	Plan Name (b)	Number of Years Credited Service(1) (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)

Michael F. Barry	U.S. Pension Plan	6.0833	77,000	0
	Supplemental Retirement Income Program	20	6,988,000	0
D. Jeffry Benoliel	U.S. Pension Plan	9.6667	182,000	0
	Supplemental Retirement Income Program	23	2,017,000	0
Joseph A. Berquist	U.S. Pension Plan	7.7500	33,000	0
	Supplemental Retirement Income Program(2)	N/A	N/A	N/A
Wilbert Platzer(3)	The Netherlands Pension Plan	32.4167	2,786,714	0

(1)

In all cases, other than Mr. Platzer, years of credited service do not exceed the executive’s period of employment with the Company (and affiliates). Years of credited service may be less than actual service because (i) benefits under the U.S. qualified defined benefit plan were frozen effective December 31, 2005 or (ii) a definition of years of credited service under the applicable plan takes into account less than full years of employment.

(2)	At this time, Messrs. Barry and Benoliel are the only active executive officers participating in the Supplemental Retirement Income Program.

(3)

Mr. Platzer’s pension benefits include amounts accrued during his employment by the Company’s Netherlands operating subsidiary. Mr. Platzer’s pension benefit includes amounts accrued over nine years with a prior employer.

46 | 2019 Proxy Statement	QUAKER CHEMICAL CORPORATION

COMPENSATION TABLES

Potential Payments upon Termination or Change in Control

We describe below estimated amounts payable to each of our Named Executive Officers under certain situations, assuming the termination of employment and, where applicable, that a change in control occurred on December 31, 2018. For purposes of this section, the term “change in control” generally means: (a) any person who, subject to certain exceptions, is or becomes the beneficial owner of securities of Quaker representing 30% or more of the combined voting power of Quaker’s then outstanding securities or such lesser percentage of voting power (but not less than 15%), as determined by the independent members of the Board of Directors; (b) during any two-year period, directors of Quaker in office at the beginning of such period plus any new director whose election by the Board of Directors or whose nomination for election by Quaker’s shareholders was approved by a vote of at least two-thirds of the directors then still in office (who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute at least a majority of the Board; (c) the consummation of (i) any consolidation or merger of Quaker in which Quaker is not the continuing or surviving corporation or pursuant to which Quaker’s voting common shares would be converted into cash, securities, and/or other property, other than a merger of Quaker in which holders of Quaker common shares immediately prior to the merger have the same proportionate ownership of voting shares of the surviving corporation immediately after the merger as they had in the common shares immediately before; or (ii) any sale, lease, exchange, or other transfer of all or substantially all the assets or earning power of Quaker; or (d) the approval of the liquidation or dissolution of Quaker by its shareholders or the Board of Directors.

Except for the Supplemental Retirement Income Program, the amounts shown are estimated amounts, and have not been calculated as a present value or otherwise adjusted for varying payment dates. For information on material assumptions used in quantifying the present value of the Supplemental Retirement Income Program benefit, see Note 20 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The amounts shown are estimates of the amounts that would be paid; the actual amounts to be paid can only be determined at the time of the executive’s separation from the Company (or a change in control, if applicable). Also, see the discussions under the headings “Severance and Change in Control Benefits” through “Other Benefits on Termination” in the Compensation Discussion and Analysis section of this proxy statement. As previously disclosed, Mr. Benoliel’s employment with the Company terminated on March 1, 2019. Mr. Benoliel will receive severance and other benefits that will be substantially similar to those he would have received in connection with a termination of employment following a change in control of the Company.

2019 Proxy Statement | 47

COMPENSATION TABLES

Named Executive Officers – Estimated Payments and Benefits

Upon Termination of Employment in Connection With a Change in Control

	Michael F. Barry		Mary Dean Hall		D. Jeffry Benoliel		Wilbert Platzer(1)		Joseph A. Berquist

Severance Allowance ($)(2)	3,400,000		826,607		802,573		672,583	(3)	775,430
Annual Bonus ($)	850,000		179,988		173,049		144,375		162,223
Performance Incentive Units ($)	1,073,707		124,355		148,008		106,943		116,982
Restricted Stock Awards (time-based vesting) ($)(4)	2,687,864		468,977		207,210		273,496		296,953
Stock Options ($)(5)	2,328,159		248,413		190,935		238,727		255,575
Medical/Dental/Life Insurance ($)(6)	52,484		27,657		42,777		11,157		41,436
Outplacement Assistance ($)(7)	8,500		8,500		8,500		8,500		8,500
Supplemental Retirement Income Program ($)(8)	6,451,000		0		1,587,000		0		0
Total	16,851,714	(9)	1,884,497	(9)	3,160,052	(9)	1,455,780	(10)	1,657,100	(9)

(1)	Amounts due in foreign currency were converted to U.S. Dollars for the purposes of this table at the spot rate in effect on December 31, 2018.

(2)

To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times the individual’s average annual compensation for the prior five years), the severance allowance will be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive). No reduction was required to the severance allowance of any of the Named Executive Officers.

(3)

The amount to which Mr. Platzer may be entitled under the law of The Netherlands is estimated at $336,658. To the extent a court-ordered severance payment exceeds the amount of Mr. Platzer’s severance allowance under his change in control agreement, no severance allowance would be payable under his change in control agreement. The severance allowance determined under Mr. Platzer’s change in control agreement is estimated at $672,583. Mr. Platzer’s change in control agreement provides that payments contingent on a change in control will be reduced to the extent necessary to avoid imposition of the excise tax under Code 4999. Whether such a reduction is required depends on the amount of his severance. No reduction would be required if Mr. Platzer’s severance does not exceed the estimated amount determined under his change in control agreement.

(4)	This amount reflects the closing market price of our common stock on December 31, 2018 ($177.71) multiplied by the number of shares that would become vested on termination or change in control.

(5)

This amount reflects the number of shares for which options would become vested on a change in control, multiplied by the positive difference (if any) between the closing market price of our common stock on December 31, 2018 ($177.71) and the exercise price of the option. Options that were vested before December 31, 2018 are shown in the Outstanding Equity Awards at Fiscal Year-End Table elsewhere in this proxy statement.

(6)

This amount reflects the value of medical, dental and life insurance coverage for 24 months (Mr. Barry) and for 18 months for the other Named Executive Officers, all based on our current costs for these benefits.

(7)	This amount is the estimated value of providing outplacement counseling and services during 2019.

(8)

Amount shown is the December 31, 2018 present value of the estimated benefit payable if, on December 31, 2018, a change in control occurred. The December 31, 2018 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Barry’s disability is $7,429,000, in the case of Mr. Barry’s death is $5,566,000, in the case of Mr. Barry’s resignation is $5,635,000 and in case Mr. Barry is terminated from employment by the Company other than for cause or disability is $6,130,000. The December 31, 2018 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Benoliel’s

48 | 2019 Proxy Statement	QUAKER CHEMICAL CORPORATION

COMPENSATION TABLES

disability is $2,279,000, in the case of Mr. Benoliel’s death is $1,587,000 and in the case of Mr. Benoliel’s termination is $1,619,000.

(9)	If the change in control falls within the meaning of Code Section 409A, severance payments are made in a lump sum. For any other change in control, severance payments are made in monthly installments.

(10)	All severance benefits are made in a lump sum.

Termination Other than for Cause, Disability, Death or Retirement Not Involving a Change in Control

Under the terms of their employment agreements, the Named Executive Officers are entitled to severance benefits and, with the exception of Mr. Barry, certain outplacement services if the Company terminates their employment (for other than cause, disability, death or retirement) and the termination is not in connection with a change in control. In addition, Ms. Hall is entitled to 12 months of continued medical and dental coverage after termination at Quaker’s cost, Mr. Berquist is entitled to continuation of medical and dental coverage consistent with Quaker’s severance program in place at the time of termination, and Mr. Barry is entitled to participate in Quaker’s medical and dental plans for 18 months after termination on the same basis as an active employee. In the case of such a termination, Mr. Barry is entitled to a multiple of 1.5 times his base salary and bonus paid to him during a three-year period as described in his employment agreement. In the case of such a termination, Messrs. Benoliel, Platzer and Berquist and Ms. Hall are entitled to severance equal to 12 months of base salary as of the termination date. The estimated aggregate severance amounts payable under such circumstances are as follows: $2,503,142 (Mr. Barry); $385,000 (Ms. Hall); $370,159 (Mr. Benoliel); $308,824 (Mr. Platzer); and $347,000 (Mr. Berquist). Mr. Barry will be paid his severance in eighteen monthly installments commencing on the 60th day after his separation; Messrs. Benoliel and Berquist and Ms. Hall will respectively be paid their severance in twenty-four semi-monthly installments; and Mr. Platzer will be paid his severance in accordance with Dutch legal practice.

Termination as a Result of Death or Disability

If employment were terminated on December 31, 2018, as a result of death or disability (as defined in the respective plan), the amounts shown above for Annual Bonus (assuming target performance is attained), Restricted Stock Awards (time-based vesting) and Stock Options would be paid. In the case of death on December 31, 2018, a death benefit would be paid for 2018 (in 2019) of $850,000 (Mr. Barry), $385,000 (Ms. Hall), $370,159 (Mr. Benoliel), $308,824 (Mr. Platzer) and $347,000 (Mr. Berquist), plus 50% of base salary during each of 2019, 2020, 2021 and 2022 (Mr. Barry, $425,000; Ms. Hall, $192,500; Mr. Benoliel, $185,080; Mr. Platzer, $154,412; and Mr. Berquist, $173,500).

2019 Proxy Statement | 49

PAY RATIO DISCLOSURE

Pay Ratio Disclosure

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations of the SEC, we are providing the following information about the annual total compensation of our employees and the annual total compensation of our CEO, Michael F. Barry. For 2018, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company and its consolidated subsidiaries (other than our CEO) was $47,298; and
•	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $4,848,181.

Based on this information, for 2018 the ratio of the annual total compensation of Mr. Barry, our CEO, to the median of the total compensation of all employees was 103 to 1. This pay ratio information has been calculated in a manner consistent with SEC regulations.

Methodology

There has been no change in our employee population or employee compensation arrangements that we believe would significantly affect our pay ratio disclosure. As such, we are using the same methodology and median employee in our pay ratio calculation as we used in last year’s proxy statement.

To identify the median of annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and material assumptions, adjustments and estimates that we used were as follows:

1.

We determined that as of October 1, 2017, our employee population consisted of 2,177 individuals working at our company and its consolidated subsidiaries. We selected October 1, 2017 to allow sufficient time to conduct the necessary analysis given the global scope of our operations, which includes employees in 25 countries.

2.

Our employee population, after the adjustments permitted by SEC rules (as described below), consisted of 2,131 employees. In establishing the relevant portion of our employee population, as permitted by the SEC rules, we excluded less than 5% of our employees, including the employees in Argentina, Uzbekistan and Thailand, which together represent 46 employees, or 2.1%, of our total employee population (17 in Argentina, 7 in Uzbekistan and 22 in Thailand). Of the remaining 2,131 employees, 633 are located in the U.S. and 1,498 are located outside the U.S.

3.

For each of the 2,131 employees, we used their annualized salary as of October 1, 2017 as their base salary to determine the median employee group. Because the commissions and bonuses for 2017 for each employee were not yet determined, bonus and commission information for 2016 were used. In determining the median employee group, all non-U.S. currencies were converted to U.S. Dollars at the exchange rate applicable on October 1, 2017. Based on this information, the median group of employees was determined.

4.

After determining the median group, the compensation of these employees was calculated using actual 2017 compensation data in line with the requirements of Regulation S-K for each median group employee. After calculating actual 2017 compensation data for the median group, we selected the median employee who is an operator in one of our U.S. plants and had a total annual compensation of $45,623 in 2017. In 2018, the median employee’s total annual compensation was $47,298.

5.	With respect to the annual total compensation of our CEO, we used the amount in the “total” column (column (j)) of our 2018 Summary Compensation Table included in this proxy statement.

50 | 2019 Proxy Statement	QUAKER CHEMICAL CORPORATION

DIRECTOR COMPENSATION

Director Compensation

The Governance Committee is charged with reviewing and making recommendations to the Board of Directors with respect to director compensation. The Company uses a combination of cash and stock-based compensation to attract and retain candidates on the Board. Director compensation is targeted at the median of the relevant comparison groups (discussed below) consistent with the positioning of executive officer compensation. In the past, in making this determination, the Governance Committee used certain industry-wide data obtained by Quaker’s management to set compensation.

For the 2018-2019 Board year, each independent director received an annual cash retainer of $55,000 and a time-based restricted stock award equal to $60,000 in accordance with the Company’s LTIP, issued in June 2018, which vests in a single installment a year from the date of issuance assuming continued Board membership. In addition, each independent director received $1,250 for each Board and Board committee meeting he or she attended, and the chairperson of each Board committee received the following additional compensation: Audit Committee, $12,000; Compensation/Management Development Committee, $8,000; Executive Committee, $4,000; and Governance Committee, $8,000. The Lead Director received an additional annual retainer of $15,000.

After reviewing comparative market data received from various sources, the Company’s Board, based on the Governance Committee’s recommendation, approved certain adjustments to director compensation on February 26, 2019. Effective with the 2019-2020 Board year, each independent director will receive an annual cash retainer of $65,000 and a time-based restricted stock award equal to $85,000, issued in June 2019, which will vest in a single installment a year from the date of issuance assuming continued Board membership. The Board also decided, given current trends for director compensation, to eliminate the fees for Board and Committee attendance and instead provide an annual fee to each specific committee member as follows: each Audit Committee member will receive $7,500, each Compensation/Management Development Committee member will receive $5,000, and each Governance Committee member will receive $4,000. In addition, the chairperson of each Board Committee will receive the following compensation: Audit Committee, $20,000; Compensation/Management Development Committee, $15,000; Executive Committee, $5,000; and Governance Committee, $10,000. The Lead Director will receive an annual retainer of $20,000.

The 2013 Director Stock Ownership Plan was adopted by the Board of Directors of the Company on March 6, 2013 and approved by the shareholders at the 2013 annual meeting. Presently, under the terms of the Plan, each independent director is required to beneficially own on May 1 of the applicable calendar year shares of Quaker common stock equal to the Threshold Amount, which is defined as the quotient obtained by dividing (i) 400% of the annual cash retainer for the applicable calendar year by (ii) the average of the closing price of a share of Quaker common stock for the previous calendar year. If an independent director’s share ownership falls below the Threshold Amount, 75% of the annual cash retainer payable will be paid in shares of Quaker common stock and the remaining 25% of the annual cash retainer will be paid in cash, unless the director elects to receive a greater percentage of Quaker common stock (up to 100%). If a director’s share ownership meets or exceeds the Threshold Amount, the director may irrevocably elect to receive common stock in payment of a percentage (up to 100%) of the annual cash retainer for the applicable year.

2019 Proxy Statement | 51

DIRECTOR COMPENSATION

Director Compensation

Name(1)(a)	Fees Earned or Paid in Cash(2) ($)(b)	Stock Awards(3) ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(f)	All Other Compensation(4) ($)(g)	Total ($)(h)

Donald R. Caldwell	92,750	59,995	0	0	0	588	153,333
Robert E. Chappell	74,250	59,995	0	0	0	588	134,833
William R. Cook(5)	6,250	0	0	0	0	299	6,549
Mark A. Douglas	72,500	59,995	0	0	0	588	133,083
Jeffry D. Frisby	73,750	59,995	0	0	0	588	134,333
William H. Osborne	71,250	59,995	0	0	0	588	131,833
Robert H. Rock	75,500	59,995	0	0	0	588	136,083
Fay West	82,000	59,995	0	0	0	588	142,583

(1)	Mr. Barry receives no compensation for his service as a director.

(2)

Under the terms of the 2013 Director Stock Ownership Plan, the following directors were paid a portion of their retainer for the 2018-2019 Board year in shares of the Company’s common stock in lieu of cash, valued at $154.08 per share on June 1, 2018 (the retainer payment date) as follows: Mr. Caldwell received 178 shares in lieu of $27,426; Mr. Chappell received 356 shares in lieu of $54,852; and Ms. West received 267 shares in lieu of $41,139.

(3)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s LTIP.

(4)	The amounts in this column for each director include dividends paid on unvested time-based restricted stock awards.

(5)	Mr. Cook served as a director until his retirement effective as of the 2018 annual meeting.

52 | 2019 Proxy Statement	QUAKER CHEMICAL CORPORATION

COMPENSATION POLICIES AND PRACTICES

Compensation Policies and Practices – Risk Assessment

The Compensation/Management Development Committee conducted a risk assessment in 2018 to consider whether any of our compensation practices are reasonably likely to have a material adverse effect on the Company’s business or operations. In order to assess risk as it relates to compensation, management conducted a global audit of all compensation practices, including base pay philosophies and corporate and regional bonus plans. This global audit consisted of an examination of both the Company’s regional pay practices and bonus plans and the corporate-wide compensation programs. Management, including the Vice President – Human Resources, reported the results of this audit to the Committee. After review, the Committee concluded that none of the Company’s current compensation programs would be reasonably likely to encourage excessive risk taking because the metrics in the Company’s compensation plans are linked to corporate performance as it relates to set budgetary targets and because the plans are measured against identified peer comparison groups. After a discussion with management about these findings, the Committee thereafter determined that the Company’s compensation practices were not reasonably likely to have a material adverse effect on the Company’s business or operations.

2019 Proxy Statement | 53

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owners

The following table shows how much of Quaker’s common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of Quaker’s common stock as of December 31, 2018. Each beneficial owner has sole voting and sole dispositive power for the shares listed, except as noted.

Name and Address	Number of Shares Beneficially Owned	Approximate Percent of Class	Number of Votes

BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	1,901,771	14.3	1,901,771
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, PA 19355	1,476,813	11.07	1,476,813
Eagle Asset Management, Inc.(3) 880 Carillon Parkway St. Petersburg, FL 33716	983,268	7.37	983,268
JPMorgan Chase & Co.(4) 270 Park Avenue New York, NY 10017	721,268	5.4	721,268
Royce & Associates, LP(5) 745 Fifth Avenue New York, NY 10151	713,137	5.35	713,137
T. Rowe Price Associates, Inc.(6) 100 E. Pratt Street Baltimore, MD 21202	689,792	5.1	689,792
Neuberger Berman Group LLC/ Neuberger Berman Investment Advisers LLC(7) 1290 Avenue of the Americas New York, NY 10104	687,508	5.16	687,508

(1)

As reported in Schedule 13G/A filed on January 31, 2019 by BlackRock, Inc. with the SEC. BlackRock, Inc. has the sole power to vote or to direct to vote 1,874,295 shares and the sole power to dispose of or to direct the disposition of 1,901,771 shares. The shares are held in various BlackRock, Inc. subsidiaries, including BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC. Of these subsidiaries, only BlackRock Fund Advisors individually owns 5% or more of the outstanding shares. iShares Core S&P Small-Cap ETF has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than five percent of the total outstanding common stock of the Company beneficially owned by BlackRock, Inc.

(2)

As reported in Schedule 13G/A filed on February 11, 2019 by The Vanguard Group with the SEC. The Vanguard Group has the sole power to vote or direct to vote 27,056 shares, shared voting power to vote or direct to vote 2,300 shares, the sole power to dispose of or to direct the disposition of 1,448,757 shares and

54 | 2019 Proxy Statement	QUAKER CHEMICAL CORPORATION

STOCK OWNERSHIP

shared power to dispose or to direct the disposition of 28,056 shares. The shares are held in various subsidiaries of The Vanguard Group, Inc., including Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”).

(3)	As reported in Schedule 13G/A filed on January 17, 2019 by Eagle Asset Management, Inc. with the SEC.

(4)

As reported in Schedule 13G/A filed on January 14, 2019 by JPMorgan Chase & Co. with the SEC. JPMorgan has the sole power to vote or direct to vote 670,293 shares and sole power to dispose or direct the disposition of 721,268 shares. The shares are held in various JPMorgan Chase & Co. subsidiaries, including J.P. Morgan Investment Management Inc.; JPMorgan Chase Bank, National Association; J.P. Morgan Trust Company of Delaware; and J.P. Morgan Securities LLC.

(5)	As reported in Schedule 13G/A filed on January 16, 2019 by Royce & Associates, LP with the SEC.

(6)

As reported in Schedule 13G/A filed on February 14, 2019 by T. Rowe Price Associates, Inc. with the SEC. T. Rowe Price has the sole power to vote or direct to vote 138,394 shares and sole power to dispose or direct the disposition of 689,792 shares.

(7)

As reported in Schedule 13G/A filed on February 13, 2019 by Neuberger Berman Group LLC/Neuberger Berman Investment Advisers LLC with the SEC. Neuberger Berman Group LLC/Neuberger Berman Investment Advisers LLC has the shared voting power to vote or direct to vote 682,268 shares and shared power to dispose or direct the disposition of 687,508 shares. Neuberger Berman Investment Advisors LLC serves as an investment manager of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares.

2019 Proxy Statement | 55

STOCK OWNERSHIP

Management

The following table shows the number of shares of Quaker’s common stock beneficially owned by each of our directors and the Named Executive Officers named in the Summary Compensation Table in this proxy statement and by all of our directors and executive officers as a group. The information in the table is as of March 4, 2019. Each director and executive officer has sole voting and sole dispositive power over the common stock listed opposite his or her name, unless we have indicated otherwise.

Name	Aggregate Number of Shares Beneficially Owned		Approximate Percent of Class(1)	Number of Votes

Michael F. Barry	213,767	(2)	1.60	170,277
Donald R. Caldwell	5,345		*	5,345
Robert E. Chappell	29,214		*	29,214
Mark A. Douglas	1,834		*	1,834
Jeffry D. Frisby	6,261		*	6,261
William H. Osborne	3,025		*	3,025
Robert H. Rock	12,381		*	12,381
Fay West	2,492		*	2,492
Mary Dean Hall	10,474	(2)	*	4,176
D. Jeffry Benoliel	61,323	(2)(3)	*	58,652
Wilbert Platzer	8,469	(2)	*	5,183
Joseph A. Berquist	14,692	(2)	*	11,190
All directors and officers as a group (16 persons)	389,901	(2)	2.9	324,812	(4)

*	Less than 1%.

(1)

Based upon 13,397,960 shares outstanding, and includes in the individual’s total all options currently exercisable or exercisable within 60 days of the record date by the named person or the group, as applicable.

(2)

Includes the following respective numbers of shares subject to options that are currently exercisable or exercisable within 60 days of the record date: 43,490 shares in the case of Mr. Barry; 6,298 shares in the case of Ms. Hall; 2,671 shares in the case of Mr. Benoliel; 3,286 shares in the case of Mr. Platzer; 3,502 shares in the case of Mr. Berquist; and 65,089 shares in the case of all directors and officers as a group.

(3)

Includes 5,000 shares in an irrevocable trust of which Mr. Benoliel shares voting and dispositive power with an independent trustee and 5,000 shares held in an irrevocable trust of which his spouse has shared voting and dispositive power with an independent trustee.

(4)	Represents 2.4% of all votes entitled to be cast at the meeting, based on information available on March 4, 2019.

56 | 2019 Proxy Statement	QUAKER CHEMICAL CORPORATION

SECTION (16a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on (i) our review of reports submitted to us during and with respect to the year ended December 31, 2018, filed with the SEC pursuant to Section 16(a) of the 1934 Act, including any amendment thereto and (ii) written representations of Quaker’s directors and officers, Quaker believes that all reports required to be filed under Section 16(a) of the 1934 Act, with respect to transactions in Quaker’s common stock through December 31, 2018, were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board recognizes that related party transactions may present a heightened risk of conflicts of interest and/or improper valuation or the perception thereof. Nevertheless, the Board also recognizes that there are situations when related party transactions are consistent with the best interests of the Company. Accordingly, the Governance Committee, on the Board’s authority, has adopted a written policy to govern the review and approval of all related party transactions involving the Company.

The policy requires all related party transactions involving $50,000 or more be reviewed by the Governance Committee. Related parties are defined as any director, nominee for director, senior officer (including all Named Executive Officers), a beneficial owner of more than five percent of the Company’s voting securities and any immediate family member of the foregoing. Prior to entering into a transaction with Quaker subject to the Governance Committee’s review, the related party must make a written submission to Quaker’s General Counsel setting forth the facts and circumstances of the proposed transaction, including, among other things, the proposed aggregate value of such transaction, the benefits to Quaker, and an assessment of whether the proposed transaction is on terms comparable to those available from an unrelated third party. The Governance Committee (or, when urgent action is required, that Committee’s Chair) will evaluate all of the foregoing information to determine whether the transaction is in the best interests of Quaker and its shareholders, as the Committee (or Chair) determines in good faith.

There were no related party transactions in 2018.

2019 Proxy Statement | 57

PROPOSAL 3

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019. There is no requirement that the Board’s selection of PricewaterhouseCoopers LLP be submitted to our shareholders for ratification or approval. The Board, however, believes that Quaker’s shareholders should be given an opportunity to express their views on the selection. While the Board is not bound by a vote against ratifying PricewaterhouseCoopers LLP, the Board may take a vote against PricewaterhouseCoopers LLP into consideration in future years when selecting our independent registered public accounting firm. PricewaterhouseCoopers LLP has audited our financial statements since at least 1972.

We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting and, if present, we will give them the opportunity to make a statement if they desire to do so. We also anticipate that the representatives will be available to respond to appropriate questions from shareholders.

Audit Fees

Audit fees charged to us by PricewaterhouseCoopers LLP for audit services rendered during the years ended December 31, 2017 and 2018 for the integrated audit of our financial statements and our internal controls over financial reporting included in our Annual Report on Form 10-K, the review of the financial statements included in our quarterly reports on Form 10-Q, and foreign statutory audit requirements totaled $1,768,928 and $1,953,356, respectively.

Audit-Related Fees

Audit-related fees charged to us by PricewaterhouseCoopers LLP for audit-related services rendered, primarily related to foreign statutory audit-related assistance, certifications and other audit-related services, during the years ended December 31, 2017 and 2018, totaled $167,258 and $132,000, respectively.

Tax Fees

Tax fees charged to us by PricewaterhouseCoopers LLP for tax services rendered, primarily related to tax compliance, during the years ended December 31, 2017 and 2018, totaled $498,954 and $784,000, respectively.

All Other Fees

The fees billed to us by PricewaterhouseCoopers LLP for all other services rendered, primarily related to accounting research and disclosure software purchased by the Company from PricewaterhouseCoopers LLP, during the years ended December  31, 2017 and 2018, totaled $6,840 and $7,000, respectively.

Pre-Approval Policy

The Audit Committee has adopted a policy governing the pre-approval of services provided by Quaker’s independent registered public accounting firm. The policy expressly prohibits non-audit services for which engagement is not permitted by applicable law and regulations, including internal audit outsourcing and “expert services.” A list of prohibited and permitted services is set forth in the policy. Permitted services under the policy include audit and audit-related services, internal control-related consulting, tax-related services and consulting services not related to information systems design and implementation. Audit and audit-related services include, among other things, services related to securities filings, accounting and financial reporting consultations, statutory audits, acquisition and divestiture-related due diligence and benefit plan audits.

58 | 2019 Proxy Statement	QUAKER CHEMICAL CORPORATION

PROPOSAL 3

Internal control-related consulting is limited to assessing and recommending improvements to Quaker’s internal control structure, procedures or policies. Tax-related services are limited to tax compliance and planning. All services provided by Quaker’s independent registered public accounting firm must be pre-approved by the Audit Committee though the committee’s authority may be delegated to one or more of its members.

All of the fees paid to PricewaterhouseCoopers LLP during the years ended December 31, 2017 and 2018, were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.

2019 Proxy Statement | 59

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee of Quaker’s Board of Directors oversees Quaker’s financial reporting process on behalf of the Board of Directors and acts pursuant to the Audit Committee Charter, which is available at https://www.quakerchem.com by accessing the Investor Relations/Corporate Governance section of our website. The Board of Directors has affirmatively determined that each member of the Audit Committee qualifies as an “independent” director under the current listing standards of the NYSE and Quaker’s Corporate Governance Guidelines.

As stated in its charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare Quaker’s financial statements or plan or conduct audits to determine that Quaker’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or that Quaker’s internal controls over financial reporting are adequate. Financial management (including the internal auditing function) of Quaker is responsible for preparing the financial statements and maintaining internal controls and the independent registered public accounting firm is responsible for the audit of the annual financial statements and the internal controls and rendering an opinion as to the foregoing. In carrying out its oversight responsibilities, the Audit Committee is not providing any special assurance as to Quaker’s financial statements or internal controls or any professional certification as to the outside auditor’s work.

The Audit Committee reviewed and discussed with management Quaker’s audited financial statements for the year ended December 31, 2018. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, Quaker’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board, which includes, among other items, matters related to the conduct of the audit of Quaker’s financial statements. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning its independence from Quaker and its related entities, and has discussed with PricewaterhouseCoopers LLP its independence from Quaker and its related entities.

Based on the review and discussions referred to above, the Audit Committee recommended to Quaker’s Board of Directors that Quaker’s audited financial statements be included in Quaker’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Audit Committee

Fay West, Chair

Donald R. Caldwell

Mark A. Douglas

Jeffry D. Frisby

60 | 2019 Proxy Statement	QUAKER CHEMICAL CORPORATION

GENERAL

General

Availability of Annual Report on Form 10-K

Additional copies of our Annual Report on Form 10-K are available without charge to shareholders upon written request to: Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Victoria K. Gehris, Assistant Secretary. We will also provide copies of the same material to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record.

Shareholder Proposals

Shareholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable Securities and Exchange Commission rules and regulations. Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, adopted by the SEC, to be considered for inclusion in our proxy materials for our 2020 annual meeting, a shareholder proposal must be received in writing by our Corporate Secretary at our principal office at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428 no later than November 30, 2019. If the date of our 2020 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such shareholder proposals can be included or excluded from company-sponsored proxy materials.

If a shareholder desires to submit a proposal for consideration at the 2020 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2020 annual meeting, the shareholder must comply with the procedures set forth in Section 2.12 of our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office on or before February 8, 2020 but no earlier than January 9, 2020 (except that if the date of the 2020 annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2019 annual meeting, this notice must be received no earlier than the close of business on the 120th day before the date of the 2020 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2020 annual meeting or, if the first public announcement of the date of the 2020 annual meeting is less than 100 days before the date of the meeting, by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 2.12 and 2.13 of our By-Laws including, among other things: (i) the name and record address of the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, in such business; (iv) a description of any agreements, arrangements, proxies and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) related to the proposal; and (v) a description of any hedging or other transaction that has been entered into by or on behalf of, or any other agreement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, the shareholder or any shareholder associated person (as defined in the By-Laws) with respect to any share of our stock, as well as certain other information. This list of required information is not exhaustive. A copy of the full text of the relevant By-Law

2019 Proxy Statement | 61

GENERAL

provisions, which includes the complete list of all information that must be submitted to us before a shareholder may submit a proposal at the 2019 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Investor Relations/Corporate Governance section of our website at https://www.quakerchem.com. The procedures for shareholders to follow to nominate candidates for election to our Board of Directors are described in the discussion under the heading “Governance Committee Procedures for Selecting Director Nominees” under the Corporate Governance section in this proxy statement. We did not receive any such proposals with respect to the 2019 Annual Meeting.

All proposals should be submitted in writing to: Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Corporate Secretary.

A proxy form is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

By Order of the Board of Directors,

Robert T. Traub

Vice President, General Counsel and

Corporate Secretary

Conshohocken, Pennsylvania

March 29, 2019

62 | 2019 Proxy Statement	QUAKER CHEMICAL CORPORATION

APPENDIX A

ARTICLES OF AMENDMENT

1.	The name of the corporation is Quaker Chemical Corporation.

2.	The address of the registered office in the Commonwealth of Pennsylvania is: One Quaker Park, 901 Hector Street, Conshohocken, PA 19428.

3.	The statute under which the corporation was incorporated is: Act of April 29, 1874.

4.	The date of the corporation’s incorporation is: October 20, 1930.

5.	The amendment was adopted at a meeting of the shareholders of the corporation.

6.	The amendment adopted by the corporation is:

RESOLVED, that the articles of incorporation of the Corporation be amended as follows:

1.	Insert new Article 7 to read in its entirety as follows:

7. (a) In an election of directors that is not a contested election, each director shall be elected by the vote of the majority of the votes cast with respect to that director. For the purposes of this Article 7, a majority of the votes cast means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” that nominee. This Article 7 shall not apply to an election of directors by holders of any class of stock (other than Common Stock) issued by the Corporation who have the right, voting separately as a class or otherwise, to elect directors.

(b) In a contested election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected in such election, shall be elected. Shareholders shall not have the right to vote against a nominee in a contested election of directors.

(c) For purposes of this Article 7, a contested election is one in which the number of candidates exceeds the number of directors to be elected. The number of candidates for an election shall be determined in accordance with these Articles of Incorporation, the Corporation’s By-Laws, including any advance notice provisions of each, and applicable law.

(d) If an incumbent director who is a candidate for re-election is not elected, the director shall be deemed to have tendered his or her resignation to the Board to be effective as of the adjournment of the meeting of the Board at which a decision on whether to accept the resignation is made by the Board. The Nominating Committee, if any, will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board shall act on the Nominating Committee’s recommendation and disclose its decision and the rationale therefor within 90 days after the date of the certification of the election results. The director who is deemed to have tendered his or her resignation shall not participate in the decisions of the Nominating Committee or of the Board with respect to his or her own resignation.

2.	Renumber current Articles 7 through 9 as new Articles 8 through 10, and make conforming changes within those articles to references to those articles.

[Remainder of Page Intentionally Blank]

2019 Proxy Statement | A-1

CORPORATE HEADQUARTERS

Quaker Chemical Corporation

One Quaker Park

901 E. Hector Street

Conshohocken, Pennsylvania 19428

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K, including the CEO's letter to the shareholders, are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

E58594-P16444

QUAKER CHEMICAL CORPORATION Annual Meeting of Shareholders May 8, 2019 8:30 A.M.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael F. Barry and Robert T. Traub, and each of them, proxies of the undersigned, to attend the Annual Meeting of Shareholders of Quaker Chemical Corporation, a Pennsylvania corporation (the "Company"), to be held at the Company's headquarters located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania, on May 8, 2019 at 8:30 A.M., local time, and any adjournment or postponement thereof, and with all powers the undersigned would possess if present, to vote.

The undersigned also hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement with respect to said Meeting, and the Company's Annual Report on Form 10-K, including the CEO's letter to the shareholders, for the year ended December 31, 2018.

This proxy, when properly executed, will be voted in the manner directed by the Shareholder(s). If no such directions are made, this proxy will be voted "For" the election of the nominees listed in Proposal 1 for the Board of Directors, "For" Proposal 2, and "For" Proposal 3.

Address Change / Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

QUAKER CHEMICAL CORPORATION ATTN: ROBERT T. TRAUB ONE QUAKER PARK 901 E. HECTOR STREET CONSHOHOCKEN, PA 19428	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 7, 2019 for shares held directly and by 11:59 P.M. Eastern Time on May 5, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 7, 2019 for shares held directly and by 11:59 P.M. Eastern Time on May 5, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E58593-P16444 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — —— — — — — — — — — —— — — — — — — — — —— — — — — — — — — —— — ——— — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUAKER CHEMICAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees:
01) Mark A. Douglas
02) William H. Osborne
03) Fay West
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	Approval of an Amendment to the Company's Articles of Incorporation, as amended.					☐	☐	☐
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2019.					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date